Filed Pursuant to Rule  424(b)(3)

Registration No. 333-138444

COLE CREDIT PROPERTY TRUST II, INC.

SUPPLEMENT NO. 11 DATED APRIL 2, 2008

TO THE PROSPECTUS DATED MAY 11, 2007

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust II, Inc. dated May 11, 2007, Supplement No. 1 dated May 16, 2007, Supplement No. 2 dated July 24, 2007, Supplement No. 3 dated August 8, 2007, Supplement No. 4 dated August 15, 2007, Supplement No. 5 dated September 21, 2007, Supplement No. 6 dated November 5, 2007, Supplement No.7 dated November 15, 2007, Supplement No. 8 dated December 20, 2007, Supplement No. 9 dated February 1, 2008, and Supplement No. 10 dated March 7, 2008. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares in Cole Credit Property Trust II, Inc.;

(2)	new suitability standards for residents of Washington;

(3)	recent real property investments;

(4)

a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section substantially the same as that which was filed in the Annual Report on Form 10-K, dated March 31, 2008; and

(5)	updated financial information regarding Cole Credit Property Trust II, Inc.

Status of Our Public Offerings

We commenced our initial public offering on June 27, 2005. We terminated our initial public offering on May 22, 2007. We issued a total of 54,838,315 shares in our initial public offering, including 53,909,877 shares sold in the primary offering and 928,438 shares sold pursuant to our distribution reinvestment plan, resulting in gross offering proceeds to us of approximately $547.4 million.

We commenced our follow-on offering of 150,000,000 shares of common stock on May 23, 2007. Of these shares, we are offering 125,000,000 shares in a primary offering and 25,000,000 shares pursuant to our distribution reinvestment plan. As of April 2, 2008, we had accepted investors’ subscriptions for, and issued, approximately 63.3 million shares of our common stock in the follow-on offering, including approximately 60.7 million shares sold in the primary offering and approximately 2.6 million shares sold pursuant to our distribution reinvestment plan, resulting in gross proceeds to us of approximately $631.7 million. Combined with our initial public offering, we had received a total of approximately $1.2 billion in gross offering proceeds as of April 2, 2008.

Suitability Standards

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Suitability Standards” beginning on page i of the prospectus and other similar disclosures elsewhere in the prospectus:

Residents of Washington who intend to invest in our shares must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000.

Real Property Investments

The following information supplements, and should be read in conjunction with, the table in the section captioned “Prospectus Summary — Description of Real Estate Investments” beginning on page 7 of the prospectus:

Description of Real Estate Investments

As of April 2, 2008, we owned 377 properties, comprising approximately 13.0 million gross rentable square feet of commercial space located in 45 states and the U.S. Virgin Islands. Properties acquired between March 7, 2008, the date of our last prospectus supplement, and April 2, 2008 are listed below.

Property Description	Tenant	Rentable Square Feet	Purchase Price
Starbucks — Ponca City, OK	Starbucks Corporation	1,750	$1,061,753
Starbucks — Kingsport, TN	Starbucks Corporation	1,850	1,328,000
Pep Boys — Albuquerque, NM	The Pep Boys – Manny, Moe, and Jack	21,768	3,773,000
Pep Boys — Arlington Heights, IL	The Pep Boys – Manny, Moe, and Jack	20,464	6,139,000

Property Description	Tenant	Rentable Square Feet	Purchase Price
Pep Boys — Clarksville, IN	The Pep Boys – Manny, Moe, and Jack	22,211	$2,517,000
Pep Boys — Colorado Springs, CO	The Pep Boys – Manny, Moe, and Jack	22,211	2,665,000
Pep Boys — El Centro, CA	The Pep Boys – Manny, Moe, and Jack	18,196	2,426,000
Pep Boys — Fort Myers, FL	The Pep Boys – Manny, Moe, and Jack	22,225	3,048,000
Pep Boys — Frederick, MD	The Pep Boys – Manny, Moe, and Jack	17,690	4,717,000
Pep Boys — Hampton, VA	The Pep Boys – Manny, Moe, and Jack	22,211	3,998,000
Pep Boys — Lakeland, FL	The Pep Boys – Manny, Moe, and Jack	20,747	2,717,000
Pep Boys — Nashua, NH	The Pep Boys – Manny, Moe, and Jack	19,300	4,375,000
Pep Boys — New Hartford, NY	The Pep Boys – Manny, Moe, and Jack	22,211	2,369,000
Pep Boys — Orem, UT	The Pep Boys – Manny, Moe, and Jack	21,770	3,048,000
Pep Boys — Pasadena, TX	The Pep Boys – Manny, Moe, and Jack	22,341	4,988,000
Pep Boys — Redlands, CA	The Pep Boys – Manny, Moe, and Jack	22,290	4,620,000
Pep Boys — San Antonio, TX	The Pep Boys – Manny, Moe, and Jack	23,373	2,460,000
Pep Boys — Tamarac, FL	The Pep Boys – Manny, Moe, and Jack	18,020	4,085,000
Pep Boys — Tampa, FL	The Pep Boys – Manny, Moe, and Jack	22,356	1,925,000
Pep Boys — West Warwick, RI	The Pep Boys – Manny, Moe, and Jack	22,211	3,702,000
Walgreens – Batesville, MS	Walgreen Co.	14,250	5,321,000
		399,445	$71,282,753

The following information supplements the section of our prospectus captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 84 of the prospectus:

Real Property Investments

We engage in the acquisition and ownership of commercial properties throughout the United States. We invest primarily in income-generating retail, office and distribution properties, net leased to investment grade and other creditworthy tenants.

As of April 2, 2008, we, through separate wholly-owned limited liability companies, have acquired a 100% fee simple interest in 377 properties consisting of approximately 13.0 million gross rentable square feet of commercial space located in 45 states and the U.S. Virgin Islands. The properties were generally acquired through the use of mortgage notes payable and proceeds from our ongoing public offering of our common stock.

The following table summarizes properties acquired between March 7, 2008, the date of our last prospectus supplement, and April 2, 2008 in order of acquisition date:

Property	Type	Date Acquired	Year Built	Purchase Price	Fees Paid to Sponsor (1)	Rentable Square Feet	Physical Occupancy
Starbucks — Ponca City, OK	Restaurant	March 11, 2008	2007	$1,061,753	$21,235	1,750	100%
Starbucks — Kingsport, TN	Restaurant	March 25, 2008	2008	1,328,000	26,560	1,850	100%
Pep Boys — Albuquerque, NM	Automotive Parts	March 25, 2008	1990	3,773,000	75,460	21,768	100%
Pep Boys — Arlington Heights, IL	Automotive Parts	March 25, 2008	1995	6,139,000	122,780	20,464	100%
Pep Boys — Clarksville, IN	Automotive Parts	March 25, 2008	1993	2,517,000	50,340	22,211	100%
Pep Boys — Colorado Springs, CO	Automotive Parts	March 25, 2008	1994	2,665,000	53,300	22,211	100%
Pep Boys — El Centro, CA	Automotive Parts	March 25, 2008	2006	2,426,000	48,520	18,196	100%
Pep Boys — Fort Myers, FL	Automotive Parts	March 25, 2008	1994	3,048,000	60,960	22,225	100%

Property	Type	Date Acquired	Year Built	Purchase Price	Fees Paid to Sponsor (1)	Rentable Square Feet	Physical Occupancy
Pep Boys — Frederick, MD	Automotive Parts	March 25, 2008	1987	$4,717,000	$94,340	17,690	100%
Pep Boys — Hampton, VA	Automotive Parts	March 25, 2008	1993	3,998,000	79,960	22,211	100%
Pep Boys — Lakeland, FL	Automotive Parts	March 25, 2008	1991	2,717,000	54,340	20,747	100%
Pep Boys — Nashua, NH	Automotive Parts	March 25, 2008	1996	4,375,000	87,500	19,300	100%
Pep Boys — New Hartford, NY	Automotive Parts	March 25, 2008	1992	2,369,000	47,380	22,211	100%
Pep Boys — Orem, UT	Automotive Parts	March 25, 2008	1990	3,048,000	60,960	21,770	100%
Pep Boys — Pasadena, TX	Automotive Parts	March 25, 2008	1995	4,988,000	99,760	22,341	100%
Pep Boys — Redlands, CA	Automotive Parts	March 25, 2008	1994	4,620,000	92,400	22,290	100%
Pep Boys — San Antonio, TX	Automotive Parts	March 25, 2008	1988	2,460,000	49,200	23,373	100%
Pep Boys — Tamarac, FL	Automotive Parts	March 25, 2008	1997	4,085,000	81,700	18,020	100%
Pep Boys — Tampa, FL	Automotive Parts	March 25, 2008	1991	1,925,000	38,500	22,356	100%
Pep Boys — West Warwick, RI	Automotive Parts	March 25, 2008	1993	3,702,000	74,040	22,211	100%
Walgreens – Batesville, MS	Drugstore	March 31, 2008	2007	5,321,000	106,420	14,250	100%
				$71,282,753	$1,425,655	399,445

(1)

Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition and payments to our advisor for finance coordination fees for services in connection with the origination or assumption of debt financing obtained to acquire the respective property. For more detailed information on fees paid to affiliates of our sponsor, see the section captioned “Management Compensation” beginning on page 58 of the prospectus.

The following table sets forth the principal provisions of the lease term for the major tenants at the properties listed above:

Property	Number of Tenants	Major Tenants*	Total Square Feet Leased	% of Total Square Feet Leased	Renewal Options**	Current Annual Base Rent	Base Rent per Square Foot	Lease Term
								Beginning	To
Starbucks — Ponca City, OK	1	Starbucks Corporation	1,750	100%	4/5 yr.	$77,500	$44.29	3/11/2008	1/31/2013
						85,250	48.71	2/1/2013	2/28/2018
Starbucks — Kingsport, TN	1	Starbucks Corporation	1,850	100%	4/5 yr.	97,607	52.76	3/25/2008	1/31/2013
						107,368	58.04	2/1/2013	2/28/2018
Pep Boys — Albuquerque, NM	1	The Pep Boys – Manny, Moe, and Jack	21,768	100%	4/5 yr.	292,417	13.43	3/25/2008	3/31/2023	(1)
Pep Boys — Arlington Heights, IL	1	The Pep Boys – Manny, Moe, and Jack	20,464	100%	4/5 yr.	475,788	23.25	3/25/2008	3/31/2023	(1)

Property	Number of Tenants	Major Tenants*	Total Square Feet Leased	% of Total Square Feet Leased	Renewal Options**	Current Annual Base Rent	Base Rent per Square Foot	Lease Term
								Beginning	To
Pep Boys — Clarksville, IN	1	The Pep Boys – Manny, Moe, and Jack	22,211	100%	4/5 yr.	$195,087	$8.78	3/25/2008	3/31/2023	(1)
Pep Boys — Colorado Springs, CO	1	The Pep Boys – Manny, Moe, and Jack	22,211	100%	4/5 yr.	206,562	9.30	3/25/2008	3/31/2023	(1)
Pep Boys — El Centro, CA	1	The Pep Boys – Manny, Moe, and Jack	18,196	100%	4/5 yr.	188,025	10.33	3/25/2008	3/31/2023	(1)
Pep Boys — Fort Myers, FL	1	The Pep Boys – Manny, Moe, and Jack	22,225	100%	4/5 yr.	236,215	10.63	3/25/2008	3/31/2023	(1)
Pep Boys — Frederick, MD	1	The Pep Boys – Manny, Moe, and Jack	17,690	100%	4/5 yr.	365,593	20.67	3/25/2008	3/31/2023	(1)
Pep Boys — Hampton, VA	1	The Pep Boys – Manny, Moe, and Jack	22,211	100%	4/5 yr.	309,843	13.95	3/25/2008	3/31/2023	(1)
Pep Boys — Lakeland, FL	1	The Pep Boys – Manny, Moe, and Jack	20,747	100%	4/5 yr.	210,531	10.15	3/25/2008	3/31/2023	(1)
Pep Boys — Nashua, NH	1	The Pep Boys – Manny, Moe, and Jack	19,300	100%	4/5 yr.	339,037	17.57	3/25/2008	3/31/2023	(1)
Pep Boys — New Hartford, NY	1	The Pep Boys – Manny, Moe, and Jack	22,211	100%	4/5 yr.	183,611	8.27	3/25/2008	3/31/2023	(1)
Pep Boys — Orem, UT	1	The Pep Boys – Manny, Moe, and Jack	21,770	100%	4/5 yr.	236,205	10.85	3/25/2008	3/31/2023	(1)
Pep Boys — Pasadena, TX	1	The Pep Boys – Manny, Moe, and Jack	22,341	100%	4/5 yr.	386,558	17.30	3/25/2008	3/31/2023	(1)
Pep Boys — Redlands, CA	1	The Pep Boys – Manny, Moe, and Jack	22,290	100%	4/5 yr.	358,037	16.06	3/25/2008	3/31/2023	(1)
Pep Boys — San Antonio, TX	1	The Pep Boys – Manny, Moe, and Jack	23,373	100%	4/5 yr.	190,636	8.16	3/25/2008	3/31/2023	(1)
Pep Boys — Tamarac, FL	1	The Pep Boys – Manny, Moe, and Jack	18,020	100%	4/5 yr.	316,551	17.57	3/25/2008	3/31/2023	(1)
Pep Boys — Tampa, FL	1	The Pep Boys – Manny, Moe, and Jack	22,356	100%	4/5 yr.	149,184	6.67	3/25/2008	3/31/2023	(1)
Pep Boys — West Warwick, RI	1	The Pep Boys – Manny, Moe, and Jack	22,211	100%	4/5 yr.	286,892	12.92	3/25/2008	3/31/2023	(1)
Walgreens – Batesville, MS	1	Walgreen Co.	14,250	100%	(2)	351,200	24.65	3/31/2008	7/31/2032

*	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of their respective property.
**	Represents option renewal period / term of each option.
(1)

The initial annual rent for the property is subject to rental escalations of 1.5% each year through the remainder of the lease. For the purposes of presentation the individual rental escalations were not displayed in the table above.

(2)	Walgreens has the right and option, at their election, to terminate the lease effective as of the last day of the initial lease term, or effective as of the last day of any month thereafter.

Cole Realty Advisors has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the properties listed above and currently receives a property management fee of up to 2.0% of the monthly gross revenues from our single-tenant properties and up to 4.0% of the monthly gross revenues from our multi-tenant properties. We currently have no plan for any renovations, improvements or development of the properties listed above and we believe the properties are adequately insured.

In connection with the property acquisitions noted above, we incurred the following variable rate mortgage notes:

Property	Variable Rate Loan Amount	Variable Interest Rate	Maturity Date
Pep Boys – Portfolio I	$16,000,000	1 Month LIBOR + 2.00%	March 31, 2009
Pep Boys – Portfolio II	16,000,000	1 Month LIBOR + 2.00%	March 31, 2009
	$32,000,000

The variable rate mortgage notes were obtained from Series B, LLC, and Series C, LLC, each an affiliate of our advisor. The variable rate mortgage notes are secured by the limited partnership interests held by Cole Op II in Cole PB Portfolio I, LP, and Cole PB Portfolio II, LP, respectively. All of the members of our board of directors, including all of our independent board members, not otherwise interested in such transaction approved the transaction as being fair, competitive and commercially reasonable and no less favorable to us than loans from unaffiliated parties under the same circumstances.

The variable rate mortgage notes require monthly interest-only payments with the principal balances due in March 2009, as set forth above. The mortgage notes are generally non-recourse to us and Cole OP II, but both are liable for customary non-recourse carveouts.

The variable rate mortgages may be prepaid at any time without premium or penalty. In the event the variable rate mortgages are not paid off on the maturity date, the variable rate mortgage notes include default provisions. Upon the occurrence of an event of default, interest on the mortgage notes will accrue at 4% above the variable interest rate and all interest and principal will become immediately due and payable.

For federal income tax purposes, the depreciable basis in the properties noted above is approximately $57.0 million in total. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 years, respectively. The preliminary depreciable basis in the properties noted above is estimated as follows:

Property	Depreciable Tax Basis
Starbucks — Ponca City, OK	$ 849,402
Starbucks — Kingsport, TN	1,062,400
Pep Boys — Albuquerque, NM	3,018,400
Pep Boys — Arlington Heights, IL	4,911,200
Pep Boys — Clarksville, IN	2,013,600
Pep Boys — Colorado Springs, CO	2,132,000
Pep Boys — El Centro, CA	1,940,800
Pep Boys — Fort Myers, FL	2,438,400
Pep Boys — Frederick, MD	3,773,600
Pep Boys — Hampton, VA	3,198,400
Pep Boys — Lakeland, FL	2,173,600
Pep Boys — Nashua, NH	3,500,000
Pep Boys — New Hartford, NY	1,895,200
Pep Boys — Orem, UT	2,438,400
Pep Boys — Pasadena, TX	3,990,400

Property	Depreciable Tax Basis
Pep Boys — Redlands, CA	3,696,000
Pep Boys — San Antonio, TX	1,968,000
Pep Boys — Tamarac, FL	3,268,000
Pep Boys — Tampa, FL	1,540,000
Pep Boys — West Warwick, RI	2,961,600
Walgreens – Batesville, MS	4,256,800
$ 57,026,202

Tenant Lease Expirations

The following table sets forth, as of April 2, 2008, lease expirations of our properties, including the properties described above, for each of the next ten years assuming no renewal options are exercised. For purposes of the table, the “total annual base rent” column represents annualized base rent, based on rent in effect on January 1 of the respective year, for each lease that expires during the respective year.

Year Ending December 31,	Number of Leases Expiring	Approx. Square Feet Expiring	Total Annual Base Rent	% of Total Annual Base Rent
2008	11	53,937	$438,659	>0%
2009	15	107,463	1,150,045	1%
2010	15	128,264	1,459,966	1%
2011	13	51,260	874,728	1%
2012	15	142,434	1,735,177	1%
2013	19	364,674	3,601,910	2%
2014	14	275,736	3,366,274	2%
2015	17	1,188,626	8,630,538	6%
2016	30	1,566,823	13,313,229	9%
2017	35	1,364,157	13,341,869	9%
2018	26	621,086	6,902,209	5%
	210	5,864,460	$54,814,604	37%

We believe each of our properties is adequately covered by insurance and we intend to obtain adequate insurance coverage for all future properties that we acquire.

The prospectus is hereby supplemented with the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations”:

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis supplements prior discussions in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in our prospectus and should be read in conjunction with our accompanying consolidated audited financial statements and notes thereto. The terms “we,” “us,” “our” and the “Company” refer to Cole Credit Property Trust II, Inc.

Forward-Looking Statements

This section contains forward-looking statements, including discussion and analysis of the financial condition of us and our subsidiaries, our anticipated capital expenditures, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of our business and industry. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Investors are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view as of March 31, 2008. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this prospectus supplement include changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flows. The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2007 and the “Risk Factors” section of the registration statement relating to this offering (SEC File No. 333-138444), each as filed with the Securities and Exchange Commission.

Management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Overview

We were formed on September 29, 2004 to acquire and operate commercial real estate primarily consisting of freestanding, single-tenant, retail properties net leased to investment grade and other creditworthy tenants located throughout the United States. We commenced our principal operations on September 23, 2005, when we issued the initial 486,000 shares of our common stock in our initial public offering. Prior to such date, we were considered a development stage company. We acquired our first real estate property on September 26, 2005. We have no paid employees and are externally advised and managed by Cole Advisors II, one of our affiliates. We intend to qualify, and currently qualify, as a real estate investment trust for federal income tax purposes.

Our operating results and cash flows are primarily influenced by rental income from our commercial properties and interest expense on our property acquisition indebtedness. Rental income accounted for approximately 92% and approximately 94% of total revenue during the years ended December 31, 2007 and 2006, respectively. As approximately 99% of our properties are under lease, with an average remaining lease term of approximately 14.6 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated. Our advisor regularly monitors the creditworthiness of our tenants by reviewing the tenant’s financial results, credit rating agency reports (if any) on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment, and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property, or identifying a possible replacement tenant should the current tenant fail to perform on the lease. As of December 31, 2007, the debt leverage ratio of our portfolio, which is the ratio of total gross real estate assets to mortgage notes payable, was approximately 52%, with approximately 11% of the debt, or approximately

$114.8 million, subject to variable interest rates. As of March 31, 2008, we had repaid approximately $93.5 million of the debt subject to variable interest rates. The repayments of the debt subject to variable interest rates were made with proceeds from our Follow-on Offering. As we continue to raise capital under our follow-on offering and invest the proceeds in commercial real estate, we will be subject to changes in real estate prices and changes in interest rates on new indebtedness used to acquire the properties. We may manage our risk of changes in real estate prices on future property acquisitions by entering into purchase agreements and loan commitments simultaneously so that our operating yield is determinable, by contracting with developers for future delivery of properties, or by entering into sale-leaseback transactions. We expect to manage our interest rate risk by monitoring the interest rate environment in connection with our planned property acquisitions to determine the appropriate acquisition financing, which may include fixed rate loans, variable rate loans or interest rate hedges. If we are unable to acquire suitable properties or obtain suitable financing for future acquisitions, our results of operations may be adversely affected.

As of December 31, 2007, we owned 250 freestanding single-tenant retail properties, 69 freestanding single-tenant commercial properties, and 14 multi-tenant retail properties, which were approximately 99% leased. Of the leases related to these properties, 13 were classified as direct financing leases, as discussed in Note 3 to our consolidated financial statements. During the years ended December 31, 2007 and 2006, we acquired 242 and 77 properties, respectively. During the year ended December 31, 2007, we also purchased two portfolios of mortgage notes receivable for an aggregate price of approximately $87.4 million, consisting of 69 mortgage notes receivable secured by 43 restaurant properties and 26 single-tenant retail properties, each of which is subject to a net lease. See Note 6 to our consolidated financial statements. Our results of operations are not indicative of those expected in future periods as we expect that rental income, operating expenses, asset management fees, depreciation expense, interest expense, and net income will each increase in the future as we acquire additional properties and as our current properties are owned for an entire period.

The current mortgage lending and interest rate environment for real estate in general is uncertain. We may experience more stringent lending criteria, which may limit our ability to finance certain property acquisitions. Additionally, for properties in which we are able to obtain acquisition financing, the interest rates on such loans may not meet our underwriting criteria. We expect to manage the current mortgage lending environment by utilizing fixed rate loans if the terms are acceptable, utilizing short-term variable rate loans, assuming existing mortgage loans in connection with property acquisitions, entering into interest rate lock agreements, or any combination of those measures. We also may acquire a much larger percentage of our properties for cash without financing. If we are unable to obtain suitable financing for future acquisitions or we acquire a larger percentage of our properties for cash without financing, our results of operations may be adversely affected. Additionally, if we are unable to identify suitable properties at appropriate prices in the current credit environment, we may have a larger amount of uninvested cash, which may adversely affect our results of operations. We will continue to evaluate alternatives in the current market, including purchasing or originating debt backed by real estate, which could produce attractive yields in the current market environment. Our management is not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operations of real properties and mortgage loans, other than those discussed above or referred to in our annual report on Form 10-K.

With our objectives of providing current income to our stockholders and preserving their capital, we view our most significant challenges as:

•	continuing to raise sufficient amounts of equity capital in order to acquire a large, diversified portfolio while maintaining a moderate leverage ratio; and

•

investing net offering proceeds in properties that are accretive to our stockholders distributions at a time when the demand for high-quality, income-producing properties is high and the market competitive.

Application of Critical Accounting Policies

Our accounting policies have been established to conform with generally accepted accounting principles in the United States (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus, resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

The critical accounting policies outlined below have been discussed with members of the audit committee of our board of directors.

Investment in Real Estate Assets

We are required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful life of each asset. Real estate assets are stated at cost, less accumulated depreciation. Amounts capitalized to real estate assets consist of the cost of acquisition or construction and any tenant improvements or major improvements and betterments that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred.

  All assets are depreciated on a straight line basis. The estimated useful lives of our assets by class generally are as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term

Impairment losses are recorded on long-lived assets used in operations, which includes the operating property, when indicators of impairment are present and the assets’ carrying amount is greater than the sum of the future undiscounted cash flows, excluding interest, estimated to be generated by those assets. We have identified one property with impairment indicators for which the undiscounted future cash flows expected from the use of the property and related intangible assets and their eventual disposition was less than the carrying value of the assets. As a result, we reduced the carrying value of the real estate and related intangible assets to their estimated fair value and recorded an impairment loss of $5.4 million during the year ended December 31, 2007. No impairment losses were recorded for the year ended December 31, 2006.

Projections of expected future cash flows require us to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to release the property and the number of years the property is held for investment. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of our real estate and related intangible assets and net income.

When a real estate asset is identified by management as held for sale, we cease depreciation of the asset and estimate the sales price, net of selling costs. If, in management’s opinion, the net sales price of the asset is less than the net book value of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, we allocate the purchase price of such properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on their fair values. We utilize independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building).

The fair values of above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the non-cancelable term of the lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment of rental income over the lesser of the useful life or the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are included in intangible lease assets in the accompanying consolidated balance sheet and are amortized to expense over the lesser of the useful life or the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. These intangibles are included in intangible lease assets in the accompanying consolidated balance sheet and are amortized to expense over the lesser of the useful life or the remaining term of the respective leases.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of our purchase price allocations, which could impact the amount of our reported net income.

Investment in Direct Financing Leases

We evaluate the leases associated with our real estate properties in accordance with SFAS No. 13, “Accounting for Leases” (“SFAS 13”). For the real estate property leases classified as direct financing leases, we account for the building portion of the property leases as direct financing leases and the land portion of these leases as operating leases. For the direct financing leases, we record an asset (net investment) representing the aggregate future minimum lease payments, estimated residual value of the leased property and deferred incremental direct costs less unearned income. We recognize income over the life of the lease to approximate a level rate of return on the net investment. We value residual values, which are reviewed quarterly, as estimated amounts we expect to receive at lease termination from the disposition of leased property. Actual residual values realized could differ from these estimates. We recognize write-downs of estimated residual value as permanent impairments in the current period.

Investment in Mortgage Notes Receivable

Mortgage notes receivable consist of loans we acquired, which are secured by real estate properties. Mortgage notes receivable are recorded at stated principal amounts net of any discount or premium or deferred loan origination costs or fees. The related discounts or premiums on mortgage notes receivable purchased are amortized or accreted over the life of the related mortgage receivable. We defer certain loan origination and commitment fees, net of certain origination costs, and amortize them as an adjustment of the mortgage notes receivable’s yield over the term of the related mortgage receivable. We evaluate the collectibility of both interest and principal on each mortgage note receivable to determine whether it is impaired. A mortgage note receivable is considered to be impaired, when based upon current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms. When a mortgage note receivable is considered to be impaired, the amount of loss is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the mortgage note receivable’s effective interest rate or to the value of the underlying collateral if the mortgage note receivable is collateralized. Interest income on performing mortgage note receivable is accrued as earned. Interest income on impaired mortgage notes receivable is recognized on a cash basis. No impairment losses were recorded related to mortgage notes receivable for either of the years ended December 31, 2007 and 2006.

Revenue Recognition

Upon the acquisition of real estate, certain properties have leases where minimum rent payments increase during the term of the lease. We record rental revenue for the full term of each lease on a straight-line basis. When we acquire a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. We defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Reimbursements from tenants for recoverable real estate taxes and operating expenses are included in rental income in the period the related costs are incurred.

Income Taxes

We are taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, and so long as we distribute at least 90% of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

Results of Operations

We commenced our principal operations on September 23, 2005, when we issued the initial 486,000 shares of our common stock in our initial public offering. Prior to such date, we were considered a development stage company. We acquired our first real estate property on September 26, 2005.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

As of December 31, 2007, we owned 333 commercial properties, of which approximately 99% of the rentable space was leased, compared to 91 commercial properties at December 31, 2006. We also owned a portfolio of 69 mortgage notes receivable at December 31, 2007. We had no mortgage notes receivable at December 31, 2006. Accordingly, our results of operations for the year ended December 31, 2007, as compared to the year ended December 31, 2006, reflect significant increases in all categories.

Revenue. Revenue increased approximately $70.3 million, or approximately 360%, to approximately $89.8 million for the year ended December 31, 2007, compared to approximately $19.5 million for the year ended December 31, 2006. Our revenue primarily consists of rental income from net leased commercial properties, which accounted for approximately 92% and 94% of total revenues during the years ended December 31, 2007 and 2006, respectively.

Rental income increased approximately $64.1 million, or approximately 349%, to approximately $82.5 million for the year ended December 31, 2007, compared to approximately $18.4 million for the year ended December 31, 2006. The increase was primarily due to the acquisition of 242 new properties during the year ended December 31, 2007 and the ownership of the 77 properties acquired during the year ended December 31, 2006 for the full year in 2007. During the year ended December 31, 2007, we acquired 242 additional properties for which we pay certain operating expenses subject to reimbursement by the tenant, which resulted in approximately $5.2 million of tenant reimbursement income in 2007 compared to approximately $1.2 million in 2006.

During the year ended December 31, 2007, we acquired 13 properties that we accounted for as direct financing leases. We had no properties accounted for as direct financing leases at December 31, 2006. Earned income from direct financing leases was approximately $1.1 million for the year ended December 31, 2007, with no earned income from direct financing leases recorded for year ended December 31, 2006. See Note 3 to our consolidated audited financial statements accompanying our annual report on Form 10-K.

Interest income on mortgages receivable was approximately $1.1 million for the year ended December 31, 2007, with no mortgages receivable interest income recorded for the year ended December 31, 2006. We purchased approximately $87.4 million of mortgage notes receivable during the year ended December 31, 2007. We had no mortgage notes receivable at December 31, 2006. See Note 6 to our consolidated audited financial statements accompanying our annual report on Form 10-K.

General and Administrative Expenses. General and administrative expenses increased approximately $1.0 million, or approximately 111%, to approximately $2.0 million for the year ended December 31, 2007, compared to approximately $953,000 for the year ended December 31, 2006. The increase was primarily due to increases in state franchise and income taxes due to the increase in the number of properties owned from 91 properties at December 31, 2006 to 333 properties at December 31, 2007. The primary general and administrative expense items are legal and accounting fees, state franchise and income taxes, organizational costs, and other licenses and fees.

Property Operating Expenses. Property operating expenses increased approximately $5.1 million, or approximately 356%, to approximately $6.5 million for the year ended December 31, 2007, compared to approximately $1.4 million for the year ended December 31, 2006. The increase was primarily due to the ownership of more properties during the year ended December 31, 2007 than in the year ended December 31, 2006, for which we initially pay certain operating expenses and are reimbursed by the tenant in accordance with the respective lease agreements, including 10 additional multi-tenant shopping centers. At December 31, 2007, we owned 14 multi-tenant shopping centers compared to four at December 31, 2006. The primary property operating expense items are repairs and maintenance, property taxes, bad debt expense and insurance.

Property and Asset Management Fees. Pursuant to the advisory agreement with our advisor, we are required to pay to our advisor a monthly asset management fee equal to one-twelfth of 0.25% of the aggregate asset value of our properties determined in accordance with the advisory agreement as of the last day of the preceding month. Pursuant to the property management agreement with our affiliated property manager, during the year ended December 31, 2007, we paid to our property manager a property management and leasing fee in an amount equal to 2% of gross revenues. In accordance with the property management agreement, we may pay Cole Realty Advisors (i) up to 2% of gross revenues from our single-tenant properties and (ii) up to 4% of gross revenues from our multi-tenant properties, as determined pursuant to the agreement, less all payments to third-party management subcontractors.

Property and asset management fees increased approximately $3.2 million, or approximately 347%, to approximately $4.2 million for the year ended December 31, 2007, compared to approximately $937,000 for the year ended December 31, 2006. Property management fees increased approximately $1.2 million to approximately $1.6 million for the year ended December 31, 2007 from approximately $350,000 for the year ended December 31, 2006. The increase in property management fees was primarily due to an increase in rental income to approximately $82.5 million for the year ended December 31, 2007, from approximately $18.4 million for the year ended December 31, 2006, due to the acquisition of 242 new properties during the year ended December 31, 2007. Asset management fees increased approximately $2.0 million to approximately $2.6 million for the year ended December 31, 2007 from approximately $587,000 for the year ended December 31, 2006. The increase in asset management fees was primarily due to an increase in the average aggregate book value of properties owned to approximately $1.2 billion during the year ended December 31, 2007 from approximately $272.5 million during the year ended December 31, 2006. The increase in aggregate book value is due to the acquisition of 242 new properties during the year ended December 31, 2007.

Depreciation and Amortization Expenses. Depreciation and amortization expenses increased approximately $24.0 million, or approximately 371%, to approximately $30.5 million for the year ended December 31, 2007, compared to approximately $6.5 million for the year ended December 31, 2006. The increase was primarily due to an increase in the average aggregate book value of properties owned to approximately $1.2 billion at December 31, 2007 from approximately $272.5 million at December 31, 2006. The increase in aggregate book value was primarily due to the acquisition of 242 new properties during the year ended December 31, 2007

Impairment of Real Estate Assets. Impairment on real estate assets was approximately $5.4 million for the year ended December

31, 2007, with no impairment loss recorded for the year ended December 31, 2006. The impairment was due to impairment losses recorded on one property during the year ended December 31, 2007, as discussed in Note 2 to our consolidated audited financial statements beginning on page F-1.

Interest and Other Income. Interest and other income increased approximately $1.8 million, or approximately 349%, to approximately $2.3 million for the year ended December 31, 2007, compared to approximately $503,000 for the year ended December 31, 2006. Interest income increased approximately $1.3 million, or approximately 253%, to approximately $1.8 million for the year ended December 31, 2007, compared to approximately $503,000 for the year ended December 31, 2006. The increase was primarily due to higher uninvested cash during the year ended December 31, 2007, compared to the year ended December 31, 2006 due to increased proceeds from our initial public offering and follow-on offering. Cash and cash equivalents was approximately $43.5 million at December 31, 2007 compared to approximately $37.6 million at December 31, 2006. Other income consists of the net gain on disposal of rate locks of approximately $478,000 for the year ended December 31, 2007. On August 10, 2007, we elected to terminate our rate lock agreements, as discussed in Note 9 to our consolidated audited financial statements beginning on page F-1.No other income was recorded for the year ended December 31, 2006.

Interest Expense. Interest expense increased approximately $30.2 million, or approximately 339%, to approximately $39.1 million for the year ended December 31, 2007, compared to approximately $8.9 million for the year ended December 31, 2006. The increase was primarily due to an increase in the average mortgage notes payable outstanding during the year ended December 31, 2007 to approximately $637.0 million from approximately $142.5 million during the year ended December 31, 2006. The increase in average mortgage notes payable was due to our acquisition of 105 new debt agreements during the year ended December 31, 2007.

Our property acquisitions during the year ended December 31, 2007, were financed in part with short-term and long-term notes payable as discussed in Note 6 to our consolidated audited financial statements beginning on page F-1. We expect that our interest expense in future periods will vary based on our level of future borrowings, which will depend on the level of proceeds raised in our follow-on offering, the cost of our borrowings, and the opportunity to acquire real estate assets that meet our investment objectives.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

As of December 31, 2006, we owned 91 commercial properties compared to 14 commercial properties at December 31, 2005, all of which were 100% leased. Accordingly, our results of operations for the year ended December 31, 2006 as compared to the year ended December 31, 2005 reflect significant increases in all categories.

Revenue. Rental income increased approximately $17.6 million, or approximately 2,375%, to approximately $18.4 million for the year ended December 31, 2006 compared to approximately $742,000 for the year ended December 31, 2005. The increase was primarily due to our acquisition of 77 new properties during the year ended December 31, 2006 and the recording of rental income for the 14 properties acquired during 2005 for 12 months during the year ended December 31, 2006, compared to three months, or less, during the year ended December 31, 2005. Our revenue primarily consists of rental income from net leased commercial properties, which accounted for approximately 94% and approximately 100% of total revenues during the years ended December 31, 2006 and 2005, respectively. During 2006, we acquired certain properties for which we pay certain operating expenses subject to reimbursement by the tenant, which resulted in approximately $1.2 million of tenant reimbursement income for the year ended December 31, 2006 compared to no amounts for the year ended December 31, 2005.

General and Administrative Expenses. General and administrative expenses increased approximately $797,000, or approximately 510%, to approximately $953,000 for the year ended December 31, 2006, compared to approximately $156,000 for the year ended December 31, 2005. The increase was primarily due to increases in legal and accounting fees, primarily due to our increase in assets and operations and a full year of Securities and Exchange Commission reporting obligations in the year ended December 31, 2006, compared to six months in the year ended December 31, 2005, and increases in state franchise and income taxes due to the increase in the number of properties owned from 14 properties at December 31, 2005 to 91 properties at December 31, 2006. The primary general and administrative expense items are legal and accounting fees, organizational costs, state franchise and income taxes, and other licenses and fees.

Property Operating Expenses. Property operating expenses were approximately $1.4 million for the year ended December 31, 2006, with no property operating expenses recorded for the year ended December 31, 2005. The increase was primarily due to the acquisition of certain properties subsequent to December 31, 2005, for which we initially paid certain operating expenses and are reimbursed by the tenant in accordance with the respective lease agreements. At December 31, 2005, our portfolio consisted solely of properties in which each tenant paid substantially all expenses directly. The primary property operating expense items are repairs and maintenance, property taxes, and insurance.

Property and Asset Management Fees. Pursuant to the advisory agreement with our advisor, we are required to pay to our advisor a monthly asset management fee equal to 1/12 of 0.25% of the aggregate asset value of our properties determined in accordance with the advisory agreement as of the last day of the preceding month. Pursuant to the property management agreement with our advisor, we are required to pay to our advisor a property management and leasing fee in an amount equal to 2.0% of gross revenues for determined pursuant to the agreement, less all payments to third-party management subcontractors.

Property and asset management fees increased approximately $898,000, or approximately 2,317% to approximately $937,000 for the year ended December 31, 2006 compared to approximately $39,000 for the year ended December 31, 2005. Property management fees increased approximately $336,000 to approximately $350,000 for the year ended December 31, 2006 from approximately $14,000 for the year ended December 31, 2005. The increase in property management fees was primarily due to an increase in rental income to approximately $18.4 million for the year ended December 31, 2006 from approximately $742,000 for the year ended December 31, 2005. Asset management fees increased approximately $562,000 to approximately $587,000 for the year ended December 31, 2006 from approximately $25,000 for the year ended December 31, 2005. The increase in asset management fees was primarily due to an increase in the aggregate book value of properties owned to approximately $272.5 million at December 31, 2006 from approximately $45.8 million at December 31, 2005.

Depreciation and Amortization Expenses. Depreciation and amortization expenses increased approximately $6.3 million, or approximately 2,822%, to approximately $6.5 million for the year ended December 31, 2006 compared to approximately $221,000 for the year ended December 31, 2005. The increase was primarily due to an increase in the average aggregate book value of properties owned to approximately $272.5 million at December 31, 2006 from approximately $45.8 million at December 31, 2005 and the recording of depreciation and amortization for 12 months during the year ended December 31, 2006 compared to three months during the year ended December 31, 2005. The increase in aggregate book value is due to the acquisition of 77 new properties during the year ended December 31, 2006 and the ownership of the 14 properties acquired during the year ended December 31, 2005 for a full year in the year ended December 31, 2006.

Interest and Other Income. Interest income increased approximately $475,000, or approximately 1,727%, to approximately $503,000 for the year ended December 31, 2006 compared to approximately $28,000 for the year ended December 31, 2005. The increase was primarily due to having higher uninvested cash throughout the year due to proceeds from our initial public offering. Cash and cash equivalents was approximately $37.6 million at December 31, 2006 compared to approximately $4.6 million at December 31, 2005.

Interest Expense. Interest expense increased approximately $8.4 million, or approximately 1,804%, to approximately $8.9 million for the year ended December 31, 2006 compared to approximately $467,000 for the year ended December 31, 2005. The increase was primarily due to an increase in the average mortgage notes payable outstanding during 2006 to approximately $142.5 million from approximately $33.4 million during 2005 and the recording of interest expense for 12 months during the year ended December 31, 2006 compared to four months during the year ended December 31, 2005. The increase in average mortgage notes payable was primarily due to the acquisition of 77 new properties during the year ended December 31, 2006 and the ownership of the 14 properties acquired during the year ended December 31, 2005 for a full year in the year ended December 31, 2006.

Portfolio Information

Real Estate Portfolio

As of December 31, 2007, we owned 333 properties located in 43 states and the U.S. Virgin Islands, the gross rentable space of which was approximately 99% leased with an average lease term remaining of approximately 14.6 years. Of the leases related to these properties, 13 were classified as direct financing leases, as discussed in Note 3 to our consolidated audited financial statements beginning on page F-1.

As of December 31, 2007, our five highest geographic concentrations were as follows:

Location	Total Number of Properties	Rentable Square Feet	2007 Annualized Gross Base Rent	Percentage of 2007 Annualized Gross Base Rent
Texas	37	2,971,410	$21,478,871	16%
Illinois	15	1,561,408	17,668,130	13%
Ohio	55	485,004	10,343,761	8%
Georgia	27	285,079	6,174,133	5%
Nevada	1	138,558	5,921,959	5%
	135	5,441,459	$61,586,854	47%

As of December 31, 2007, our five highest tenant industry concentrations were as follows:

Industry	Total Number of Leases	Rentable Square Feet	2007 Annualized Gross Base Rent	Percentage of 2007 Annualized Gross Base Rent
Drugstore	67	879,666	$20,129,282	15%
Specialty retail	101	1,648,755	18,212,397	14%
Sporting goods	14	2,144,776	14,287,476	11%
Convenience stores	84	277,478	11,832,533	9%
Restaurant	59	313,569	10,215,372	8%
	325	5,264,244	$74,677,060	57%

As of December 31, 2007, our five highest tenant concentrations were as follows:

Tenant	Total Number of Leases	2007 Annualized Gross Base Rent	Percentage of 2007 Annualized Gross Base Rent
Academy Sports – sporting goods	8	$11,231,925	8%
Circle K – convenience store	83	10,819,415	8%
Walgreens – drug store	31	10,227,145	8%
Station Casinos – gaming	1	5,921,959	4%
Applebee’s - restaurant	22	5,323,351	4%
	145	$43,523,795	32%

Mortgage Notes Receivable Portfolio

During the year ended December 31, 2007, we acquired two portfolios of mortgage notes receivable for an aggregate purchase price of approximately $87.4 million consisting of 69 mortgage notes receivable, secured by 23 restaurant properties leased to Cracker Barrel Old Country Store, 20 restaurant properties leased to KFC, and 26 retail properties leased to O’Reilly Auto Parts.

Funds From Operations

We believe that funds from operations (“FFO”) is a beneficial indicator of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales or impairment of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that accounting for real estate assets in accordance with generally accepted accounting principles in the United States (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictability over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition or may interpret the current NAREIT definition differently than we do.

FFO is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO includes adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Accordingly, FFO should not be considered as an alternative to net income as an indicator of our operating performance.

Our calculation of FFO is presented in the following table for the period ended as indicated:

	Year Ended
	December 31, 2007	December 31, 2006	December 31, 2005
Net income (loss)	$4,480,017	$1,345,996	$(114,591)
Add:
Depreciation of real estate assets	20,460,219	4,396,460	151,472
Amortization of lease related costs	10,022,054	2,072,906	69,939
Impairment on real estate assets	5,400,000	—	—
FFO	$40,362,290	$7,815,362	$106,820

Set forth below is additional information (often considered in conjunction with FFO) that may be helpful in assessing our operating results:

•

In order to recognize revenues on a straight-line basis over the terms of the respective leases, we recognized additional revenue by straight-lining rental revenue of approximately $4.4 million, approximately $790,000, and approximately $34,000 during the years ended December 31, 2007, 2006 and 2005, respectively.

•

Net income includes a net gain on disposal of rate lock of approximately $478,000 for the year ended December 31, 2007. No gain on disposal of rate lock was recorded for the years ended December 31, 2006 and 2005. See Note 9 to our consolidated audited financial statements accompanying our annual report on Form 10-K.

•	Amortization of deferred financing costs totaled approximately $1.9 million, approximately $548,000 and approximately $18,000 during the years ended December 31, 2007 and 2006, respectively.

Liquidity and Capital Resources

We expect to continue to raise capital through the sale of our common stock and to utilize the net proceeds from the sale of our common stock and proceeds from secured or unsecured financings to complete future property acquisitions. As of December 31, 2007, we had received and accepted subscriptions for 93,828,038 shares of common stock in our initial public offering and follow-on offering for gross proceeds of approximately $936.5 million.

Short-term Liquidity and Capital Resources

We expect to meet our short-term liquidity requirements through net cash provided by property operations and proceeds from the Offering, as well as, secured or unsecured borrowings from banks and other lenders to finance our expected future acquisitions. In addition, we may obtain a secured or unsecured revolving line of credit. We expect our operating cash flows to increase as additional properties are added to our portfolio. We expect that approximately 88.6% of the gross proceeds from the sale of our common stock will be invested in real estate, approximately 9.2% will be used to pay sales commissions, dealer manager fees and offering and organizational costs, with the remaining 2.2% used to pay acquisition and advisory fees and acquisition expenses. Our advisor pays the offering and organizational costs associated with the sale of our common stock, which we reimburse up to 1.5% of the capital raised by us in connection with our offering of shares of common stock. As of December 31, 2007, Cole Advisors II had paid approximately $8.4 million of offering and organization costs since the inception of our initial public offering and we had reimbursed our advisor for all such costs, of which approximately $59,000 was expensed as organizational costs.

During the period from January 1, 2008 to March 31, 2008, we completed the acquisition of 41 single-tenant properties and two multi-tenant properties in separate transactions for an aggregate purchase price of approximately $261.0 million, exclusive of closing costs. The acquisitions were funded with proceeds from our initial public offering and follow-on offering and approximately $144.9 million in aggregate proceeds from six loans.

On January 8, 2008, our board of directors declared a daily distribution of $0.00191781 per share for stockholders of record as of the close of business on each day of the period commencing on January 1, 2008 and ending on March 31, 2008. The distributions for the period commencing on January 1, 2008 and ending on January 31, 2008 were paid in February 2008 and totaled approximately $5.8 million, of which approximately $3.2 million was reinvested in shares through our distribution reinvestment program. The distributions for the period commencing on February 1, 2008 and ending on February 29, 2008 were paid in March 2008 and totaled approximately $5.8 million, of which approximately $3.2 million was reinvested in shares through our distribution reinvestment program.

Long-term Liquidity and Capital Resources

We expect to meet our long-term liquidity requirements through proceeds from the sale of our common stock, proceeds from secured or unsecured financings from banks and other lenders, the selective and strategic sale of properties and net cash flows from operations. We expect that our primary uses of capital will be for property acquisitions, for the payment of tenant improvements, for the payment of offering-related costs, for the payment of operating expenses, including interest expense on any outstanding indebtedness, and for the payment of distributions to our stockholders.

We expect that substantially all net cash generated from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid at the properties; however, we may use other sources to fund distributions as necessary. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash resulting from equity or debt financing will be used to fund acquisitions, certain capital expenditures identified at acquisition, repayments of outstanding debt, or distributions to our stockholders.

As of December 31, 2007, we had cash and cash equivalents of approximately $43.5 million, which we expect to be used primarily to invest in additional real estate, pay operating expenses and pay stockholder distributions.

As of December 31, 2007, we had approximately $1.1 billion of debt outstanding, consisting of approximately $940.9 million in fixed rate, term mortgage loans, approximately $43.5 million in variable rate term mortgage loans, and approximately $71.3 million in variable rate loans secured by our mortgage notes receivable. The weighted average interest rate at December 31, 2007, under the fixed rate term mortgage loans was approximately 5.85%, the variable rate term mortgage interest rate is stated at LIBOR plus 1.5% to 2.0%, and the variable rate loans secured by mortgage notes receivable interest rate is stated at LIBOR plus 2.0% to 2.75%. Additionally the ratio of debt to total gross assets was approximately 52% and the weighted average years to maturity was approximately 7.34 years.

Our contractual obligations as of December 31, 2007 were as follows:

		Payments Due by Period(2)
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years

Principal payments – fixed rate debt	$940,914,150	$10,529,965	$59,140,128	$47,207,063	$824,036,994
Interest payments – fixed rate debt	481,745,169	56,353,808	162,688,293	99,649,042	163,054,026
Principal payments – variable rate debt	114,767,388	114,767,388	—	—	—
Interest payments – variable rate debt (1)	2,508,224	2,508,224	—	—	—
Total	$1,539,934,931	$184,159,385	$221,828,421	$146,856,105	$987,091,020

(1)	Rates ranging from 6.84% to 8.09% were used to calculate the variable debt payment obligations in future periods. These were the rates effective as of December 31, 2007.

(2)	Principal paydown amounts are included in payments due by period amounts.

Our charter prohibits us from incurring debt that would cause our borrowings to exceed the greater of 60% of our gross assets, valued at the greater of the aggregate cost (before depreciation and other non-cash reserves) or fair market value of all assets owned by us, unless approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report. During the quarter ended March 31, 2006, the independent directors approved borrowings that caused our leverage ratio at certain times to exceed the 60% limitation. The independent directors believed such borrowing levels were justified for the following reasons:

•	the borrowings enabled us to purchase the properties and earn rental income more quickly;

•

the property acquisitions were likely to increase the net offering proceeds from our initial public offering by allowing us to show potential investors actual acquisitions, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital; and

•	based on expected equity sales at the time and scheduled maturities of our short-term variable rate debt, leverage was likely to exceed the charter’s guidelines only for a limited period of time.

Cash Flow Analysis

Year ended December 31, 2007 Compared to the Year ended December 31, 2006

Operating Activities

Net cash provided by operating activities increased approximately $35.5 million, or approximately 452%, to approximately $43.4 million for the year ended December 31, 2007, compared to net cash provided by operating activities of approximately $7.9 million for the year ended December 31, 2006. The increase was primarily due to an increase in net income of approximately $3.1 million, increases in depreciation and amortization expenses totaling approximately $24.5 million, an impairment of real estate assets of approximately $5.4 million and an increase in accounts payable and accrued expenses of approximately $4.0 million, offset by an increase in rents and tenant receivables of approximately $3.3 million for the year ended December 31, 2007. See “Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities

Net cash used in investing activities increased approximately $1.0 billion, or approximately 326%, to approximately $1.4 billion for the year ended December 31, 2007, compared to net cash used in investing activities of approximately $320.2 million for the year ended December 31, 2006. The increase was primarily due to the acquisition of 242 real estate properties during the year ended December 31, 2007 compared to the acquisition of 77 properties during the year ended December 31, 2006, and we acquired approximately $87.4 million of mortgage notes receivable using cash of approximately $51.1 million and mortgage notes payable obtained from the seller of approximately $36.3 million..

Financing Activities

Net cash provided by financing activities increased approximately $982.1 million, or approximately 284%, to approximately $1.3 billion for the year ended December 31, 2007, compared to net cash provided by financing activities of approximately $345.3 million for the year ended December 31, 2006. The increase was primarily due to an increase in aggregate net proceeds from the issuance of common stock in our initial public offering and the follow-on offering of approximately $335.1 million, an increase in proceeds from the issuance of mortgage and affiliate notes of approximately $686.3 million, and a decrease in repayments of mortgage and affiliate notes payable of approximately $10.5 million, offset by an increase in distributions to investors of approximately $13.9 million, an increase in offering costs on issuance of common stock of approximately $31.4 million and an increase in deferred financing costs paid of approximately $15.6 million. The increase in proceeds from issuance of mortgage and affiliate notes payable was due to our issuance of 105 new mortgages during the year ended December 31, 2007, compared to 46 new mortgages during the year ended December 31, 2006. Also, we borrowed approximately $72.2 million from our revolving mortgage notes payable.

Year ended December 31, 2006 Compared to the Year ended December 31, 2005

Operating Activities

Net cash provided by operating activities increased approximately $7.5 million, or approximately 1,877%, to approximately $7.9 million for the year ended December 31, 2006, compared to net cash provided by operating activities of approximately $398,000 for the year ended December 31, 2005. The increase was primarily due to net income for the period of approximately $1.3 million and depreciation and amortization expenses totaling approximately $7.0 million offset by increases in rents and tenant receivables of approximately $2.4 million. See “Results of Operations” for a more complete discussion of the factors impacting our operating performance.

Investing Activities

Net cash used in investing activities increased approximately $226.6 million, or approximately 242%, to approximately $320.2 million for the year ended December 31, 2006, compared to net cash used in investing activities of approximately $93.6 million for the year ended December 31, 2005. The increase was primarily due to the acquisition of 77 real estate properties during the year ended December 31, 2006 compared to the acquisition of 14 properties during the year ended December 31, 2005, and an approximately $2.2 million increase in restricted cash, due to an increase cash held in escrow pending the issuance of shares to investors.

Financing Activities

Net cash provided by financing activities increased approximately $247.7 million, or approximately 254%, to approximately $345.3 million for the year ended December 31, 2006, compared to net cash provided by financing activities of approximately $97.6 million for the year ended December 31, 2005. The increase was primarily due to an increase in net proceeds from the issuance of common stock in the Initial Offering of approximately $222.8 million and an increase in proceeds from the issuance of mortgage and affiliate notes of approximately $93.9 million, offset by an increase in repayments of mortgage and affiliate notes payable of approximately $63.5 million. The increase in proceeds from issuance of mortgage and affiliate notes payable was due to the issuance of 59 new mortgages during the year ended December 31, 2006 compared to nine new mortgages during the year ended December 31, 2005. The increase in repayments of mortgage and affiliate notes payable was due to the repayment of short-term variable rate debt at its maturity during the year ended December 31, 2006 and the repayment of approximately $4.5 million of affiliate notes payable during the year ended December 31, 2006.

Election as a REIT

We are taxed as a REIT under the Internal Revenue Code of 1986, as amended. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income for four years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying consolidated financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying financial statements.

Inflation

The real estate market has not been affected significantly by inflation in the past several years due to the relatively low inflation rate. However, in the event inflation does become a factor, the leases on the real estate we may acquire may not include provisions that would protect us from the impact of inflation.

Related-Party Transactions and Agreements

We have entered into agreements with Cole Advisors II and its affiliates, whereby we pay certain fees to, or reimburse certain expenses of, Cole Advisors II or its affiliates for acquisition and advisory fees and expenses, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and reimbursement of operating costs. See Note 11 to our consolidated financial statements beginning on page F-1 for a discussion of the various related-party transactions, agreements and fees.

Conflicts of Interest

Affiliates of Cole Advisors II act as sponsor, general partner or advisor to various private real estate limited partnerships and a REIT that offered its shares pursuant to an exemption from registration. As such, there are conflicts of interest where Cole Advisors II or its affiliates, while serving in the capacity as sponsor, general partner or advisor for another Cole sponsored program, may be in competition with us in connection with property acquisitions, property dispositions, and property management. The compensation arrangements between affiliates of Cole Advisors II and these other Cole sponsored programs could influence its advice to us.

Subsequent Events

Certain events subsequent to December 31, 2007 through March 31, 2008, including the sale of shares of common stock, the acquisition of 43 properties and the attainment of additional mortgage financing are discussed in Note 18 to the consolidated financial statements included in our annual report on Form 10-K.

Impact of Recent Accounting Pronouncements

Reference is made to Note 2 to the consolidated financial statements beginning on page F-1 regarding the impact of recent accounting pronouncements.

Off Balance Sheet Arrangements

As of December 31, 2007 and 2006, we had no off balance sheet arrangements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Cole Credit Property Trust II, Inc.

Phoenix, Arizona

We have audited the accompanying consolidated balance sheets of Cole Credit Property Trust II, Inc. and subsidiaries (“the Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedules listed in the index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements presents fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 31, 2008

COLE CREDIT PROPERTY TRUST II, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS:
Investment in real estate assets:
Land	$412,947,887	$109,506,269
Buildings and improvements, less accumulated depreciation of $24,075,228 and $4,547,932 at December 31, 2007 and 2006, respectively	1,090,362,000	282,468,749
Real estate assets under direct financing leases, less unearned income of $17,297,642 at December 31, 2007	39,260,183	—
Acquired intangible lease assets, less accumulated amortization of $12,925,668 and $2,251,172 at December 31, 2007 and 2006, respectively	228,790,968	54,569,023
Real estate assets held for sale, less accumulated depreciation and accumulated amortization of $1,103,519 at December 31, 2007	22,991,474	—
Total investment in real estate assets	1,794,352,512	446,544,041

Investment in mortgage notes receivable, less accumulated amortization of $78,916 at December 31, 2007	87,099,624	—
Cash and cash equivalents	43,517,178	37,566,490
Restricted cash	14,032,616	5,839,733
Rents and tenant receivables, less allowance for doubtful accounts of $521,615 and $75,000 at December 31, 2007 and 2006, respectively	8,098,152	2,432,536
Prepaid expenses, mortgage loan deposits and other assets	1,144,864	4,248,973
Deferred financing costs, less accumulated amortization of $2,163,027 and $565,946 at December 31, 2007 and 2006, respectively	19,452,888	3,789,019
Total assets	$1,967,697,834	$500,420,792

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Mortgage notes payable	$1,037,981,538	$218,265,916
Mortgage notes payable associated with assets held for sale	17,700,000	—
Accounts payable and accrued expenses	7,730,759	2,016,343
Escrowed investor proceeds	12,737,969	5,710,730
Due to affiliates	1,504,849	67,608
Acquired below market lease intangibles, less accumulated amortization of $2,083,475 and $96,484 at December 31, 2007 and 2006, respectively	80,031,916	2,649,374
Distributions payable	5,434,275	1,612,094
Deferred rent and other liabilities	1,783,620	340,974
Total liabilities	1,164,951,110	230,663,039
Redeemable common stock	21,659,859	3,521,256
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding at December 31, 2007 and 2006	—	—
Common stock, $.01 par value; 240,000,000 shares authorized, 93,621,094 and 30,691,204 shares issued and outstanding at December 31, 2007 and 2006, respectively	936,211	306,912
Capital in excess of par value	824,676,200	273,385,603
Accumulated distributions in excess of earnings	(44,525,546)	(7,456,018)
Total stockholders’ equity	781,086,865	266,236,497
Total liabilities and stockholders’ equity	$1,967,697,834	$500,420,792

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
Revenues:
Rental and other income	$82,491,639	$18,357,174	$741,669
Tenant reimbursement income	5,161,162	1,162,333	—
Earned income from direct financing leases	1,075,412	—	—
Interest income on mortgages receivable	1,113,937	—	—
Total revenue	89,842,150	19,519,507	741,669

Expenses:
General and administrative	2,011,322	952,789	156,252
Property operating expenses	6,466,677	1,416,745	—
Property and asset management fees	4,184,271	936,977	38,768
Depreciation	20,460,219	4,396,460	151,472
Amortization	10,022,054	2,072,906	69,939
Impairment of real estate assets	5,400,000	—	—
Total operating expenses	48,544,543	9,775,877	416,431
Operating income	41,297,607	9,743,630	325,238

Other income (expense):
Interest and other income	2,258,158	503,479	27,557
Interest expense	(39,075,748)	(8,901,113)	(467,386)
Total other expense	(36,817,590)	(8,397,634)	(439,829)
Net income (loss)	$4,480,017	$1,345,996	$(114,591)

Net income (loss) per common share:
Basic and diluted	$0.07	$0.10	$(0.28)

Weighted average number of common shares outstanding:
Basic	60,929,996	13,275,635	411,909
Diluted	60,931,316	13,275,635	411,909

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST  II, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance, December 31, 2004	20,000	$200	$199,800	$—	$200,000
Issuance of common stock	2,812,387	28,124	28,080,997	—	28,109,121
Distributions	—	—	—	(195,209)	(195,209)
Commissions on stock sales and related dealer manager fees	—	—	(2,375,780)	—	(2,375,780)
Other offering costs	—	—	(418,575)	—	(418,575)
Net loss	—	—	—	(114,591)	(114,591)
Balance, December 31, 2005	2,832,387	28,324	25,486,442	(309,800)	25,204,966
Issuance of common stock	27,858,817	278,588	277,953,219	—	278,231,807
Distributions	—	—	—	(8,492,214)	(8,492,214)
Commissions on stock sales and related dealer manager fees	—	—	(23,254,138)	—	(23,254,138)
Other offering costs	—	—	(3,332,577)	—	(3,332,577)
Stock compensation expense	—		53,913		53,913
Redeemable common stock	—	—	(3,521,256)	—	(3,521,256)
Net income	—	—	—	1,345,996	1,345,996
Balance, December 31, 2006	30,691,204	306,912	273,385,603	(7,456,018)	266,236,497
Issuance of common stock	63,156,834	631,568	629,526,228	—	630,157,796
Distributions	—	—	—	(41,549,545)	(41,549,545)
Commissions on stock sales and related dealer manager fees	—	—	(53,346,277)	—	(53,346,277)
Other offering costs	—	—	(4,599,965)	—	(4,599,965)
Redemptions of common stock	(226,944)	(2,269)	(2,176,280)	—	(2,178,549)
Stock compensation expense	—	—	25,494	—	25,494
Redeemable common stock	—	—	(18,138,603)	—	(18,138,603)
Net income	—	—	—	4,480,017	4,480,017
Balance, December 31, 2007	93,621,094	$936,211	$824,676,200	$(44,525,546)	$781,086,865

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$4,480,017	$1,345,996	$(114,591)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,460,219	4,396,460	151,472
Amortization	11,000,568	2,630,841	89,793
Amortization of premiums on mortgage notes receivable	78,916	—	—
Stock compensation expense	25,494	53,913	—
Impairment of real estate assets	5,400,000	—	—
Net gain on disposal of rate lock deposits	(478,397)	—	—
Changes in assets and liabilities:
Decrease in investment in real estate under direct financing leases	267,344	—	—
Rents and tenant receivables, net of allowance	(5,665,616)	(2,396,534)	(36,001)
Prepaid expenses and other assets	(842,991)	(269,945)	(11,928)
Accounts payable and accrued expenses	5,760,600	1,733,546	282,797
Deferred rent and other liabilities	2,879,887	367,198	36,199
Net cash provided by operating activities	43,366,041	7,861,475	397,741
Cash flows from investing activities:
Investment in real estate and related assets	(1,155,146,198)	(278,576,503)	(81,344,139)
Investment in real estate under direct financing leases	(39,527,527)	—	—
Acquired intangible lease assets	(190,400,789)	(40,305,246)	(10,497,499)
Acquired below market lease intangibles	79,378,155	2,731,169	14,689
Investment in mortgage notes receivable	(51,120,374)	—	—
Collection of mortgage loans receivable	232,172	—	—
Restricted cash	(8,192,883)	(4,025,929)	(1,813,804)
Net cash used in investing activities	(1,364,777,444)	(320,176,509)	(93,640,753)
Cash flows from financing activities:
Proceeds from issuance of common stock	609,840,644	274,710,551	28,109,121
Offering costs on issuance of common stock	(57,946,242)	(26,586,715)	(2,789,170)
Redemptions of common stock	(2,178,549)	—	—
Distributions to investors	(17,410,212)	(3,554,073)	—
Proceeds from mortgage and affiliate notes payable	855,019,450	168,764,469	72,084,404
Repayment of mortgage and affiliate notes payable	(53,894,166)	(64,375,352)	(827,363)
Refund of loan deposits	16,333,592	1,936,000	—
Payment of loan deposits	(12,386,492)	(5,903,100)	—
Proceeds from rate lock termination	2,162,197	—	—
Escrowed investor proceeds liability	7,027,239	3,896,925	1,813,804
Deferred financing costs paid	(19,205,370)	(3,582,325)	(772,640)
Net cash provided by financing activities	1,327,362,091	345,306,380	97,618,156
Net increase in cash and cash equivalents	5,950,688	32,991,346	4,375,144
Cash and cash equivalents, beginning of year	37,566,490	4,575,144	200,000
Cash and cash equivalents, end of year	$43,517,178	$37,566,490	$4,575,144
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Dividends declared and unpaid	$5,434,275	$1,612,094	$195,209
Mortgage notes assumed in real estate acquisitions	$—	$42,619,758	$—
Mortgage notes payable from seller of mortgages receivable	$36,290,338	$—	$—
Common stock issued through distribution reinvestment plan	$20,317,152	$3,521,256	$—
Commissions and dealer manager fees due to affiliate	$—	$—	$5,185
Supplemental Cash Flow Disclosures:
Interest paid	$34,319,865	$7,981,952	$223,183

The accompanying notes are an integral part of these consolidated financial statements.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS

Cole Credit Property Trust II, Inc. (the “Company”) is a Maryland corporation that was formed on September 29, 2004 to operate as a real estate investment trust (“REIT”) for federal income tax purposes. Substantially all of the Company’s business is conducted through Cole Operating Partnership II, LP (“Cole OP II”), a Delaware limited partnership. The Company is the sole general partner of and owns an approximately 99.99% partnership interest in Cole OP II. Cole REIT Advisors II, LLC (“Cole Advisors II”), the affiliate advisor to the Company, is the sole limited partner and owner of an approximately 0.01% (minority interest) of the partnership interests of Cole OP II.

At December 31, 2007, the Company owned 333 properties comprising approximately 11.3 million square feet of single and multi-tenant commercial space located in 43 states and the U.S. Virgin Islands. At December 31, 2007, the rentable space at these properties was approximately 99% leased. As of December 31, 2007, the Company also owned 69 mortgage notes receivable, aggregating approximately $87.1 million, secured by 43 restaurant properties and 26 single-tenant retail properties, each of which is subject to a net lease.

On June 27, 2005, the Company commenced an initial public offering on a “best efforts” basis of up to 45,000,000 shares of common stock offered at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to a Registration Statement on Form S-11 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Initial Offering”). The Registration Statement also covered up to 5,000,000 shares available pursuant to a distribution reinvestment plan (the “DRIP”) under which our stockholders may elect to have their distributions reinvested in additional shares of the Company’s common stock at the greater of $9.50 per share or 95% of the estimated value of a share of common stock. On November 13, 2006, the Company increased the aggregate amount of the public offering to 49,390,000 shares for the primary offering and 5,952,000 shares pursuant to the DRIP in a related Registration Statement on Form S-11. Subsequently, the Company reallocated the shares of common stock available such that a maximum of 54,140,000 shares of common stock was available under the primary offering for an aggregate offering price of approximately $541.4 million and a maximum of 1,202,000 shares was available under the DRIP for an aggregate offering price of approximately $11.4 million.

The Company commenced its principal operations on September 23, 2005, when it issued the initial 486,000 shares of its common stock in the Initial Offering. Prior to such date, the Company was considered a development stage company. The Company terminated the Initial Offering on May 22, 2007. As of the close of business on May 22, 2007, the Company had issued a total of 54,838,315 shares in the Initial Offering, including 53,909,877 shares sold in the primary offering and 928,438 shares sold pursuant to the DRIP, resulting in gross offering proceeds to the Company of approximately $547.4 million. At the completion of the Initial Offering, a total of 503,685 shares of common stock remained unsold, including 230,123 shares that remained unsold in the primary offering and 273,562 shares of common stock that remained unsold pursuant to the DRIP.  All unsold shares in Initial Offering have been deregistered.

On May 23, 2007, the Company commenced its follow-on public offering of up to 150,000,000 shares of common stock (the “Follow-on Offering”) (collectively with the Initial Offering, the “Offerings”). The Follow-on Offering includes up to 125,000,000 shares to be offered for sale at $10.00 per share in the primary offering and up to 25,000,000 shares to be offered for sale pursuant to the Company’s DRIP. As of December 31, 2007, the Company had accepted subscriptions for 38,989,723 shares of its common stock in the Follow-on Offering, resulting in gross proceeds to the Company of approximately $389.1 million. Combined with the gross proceeds from the Initial Offering, the Company had aggregate gross proceeds from its offerings of approximately $936.5 million as of December 31, 2007, before offering costs, selling commissions, and dealer management fees of approximately $87.3 million. As of December 31, 2007, the Company was authorized to issue 10,000,000 shares of preferred stock, but had none issued or outstanding.

As of March 31, 2008, the Company had received approximately $1.2 billion in gross offering proceeds through the issuance of 116,473,675 shares of its common stock in its offerings. As of March 31, 2008, approximately $659.3 million in shares (65.9 million shares) remained available for sale to the public, exclusive of shares available under the DRIP.

The Company’s stock is not currently listed on a national securities exchange. The Company may seek to list its stock for trading on a national securities exchange only if a majority of its independent directors believe listing would be in the best interest of its stockholders. The Company does not intend to list its shares at this time. The Company does not anticipate that there would be any market for its common stock until its shares are listed for trading. In the event it does not obtain listing prior to May 22, 2017, its charter requires that it either: (1) seek stockholder approval of an extension or amendment of this listing deadline; or (2) seek stockholder approval to adopt a plan of liquidation of the corporation.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to generally accepted accounting principles in the United States (“GAAP”), in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Real Estate Assets

Real estate assets are stated at cost, less accumulated depreciation. Amounts capitalized to real estate assets consist of the cost of acquisition or construction and any tenant improvements or major improvements and betterments that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred.

  All assets are depreciated on a straight line basis. The estimate useful lives of our assets by class are generally as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term

Impairment losses are recorded on long-lived assets used in operations, which includes the operating property, when indicators of impairment are present and the assets’ carrying amount is greater than the sum of the future undiscounted cash flows, excluding interest, estimated to be generated by those assets. The Company has identified one property with impairment indicators for which the undiscounted future cash flows expected from the use of the property and related intangible assets and their eventual disposition was less than the carrying value of the assets. As a result, the Company reduced the carrying value of the real estate and related intangible assets to their estimated fair value and recorded an impairment loss of $5.4 million during the year ended December 31, 2007. No impairment losses were recorded for the year ended December 31, 2006.

When a real estate asset is identified by management as held for sale, the Company ceases depreciation of the asset and estimates the sales price, net of selling costs. If, in management’s opinion, the net sales price of the asset is less than the net book value of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, the Company allocates the purchase price of such properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on their fair values. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and building).

The fair values of above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the non-cancelable term of the lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment of rental income over the lesser of the useful life or the remaining terms of the respective leases.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The fair values of in-place leases include direct costs associated with obtaining a new tenant and opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated in part by utilizing information obtained from independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are included in intangible lease assets in the accompanying consolidated balance sheet and are amortized to expense over the lesser of the useful life or the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. These intangibles are included in intangible lease assets in the accompanying consolidated balance sheet and are amortized to expense over the lesser of the useful life or the remaining term of the respective leases.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the Company’s purchase price allocations, which could impact the amount of its reported net income.

Real Estate Assets Held for Sale

As of December 31, 2007, the Company had one single-tenant commercial property classified as held for sale. The Company continually monitors the performance of its properties, including their demographics, potential current capital appreciation, and tenants and may identify properties to dispose based on such performance characteristics. During the quarter ended September 30, 2007, the Company identified one property based on such performance characteristics that it elected to market for sale. Therefore, as of September 30, 2007, the Company reclassified its consolidated statements of operations to reflect income and expenses for the property held for sale as discontinued operations and reclassified its consolidated balance sheets to reflect assets related to such property as held for sale.

On February 1, 2008, the property’s tenant filed for Chapter 11 bankruptcy protection and, as a result, the Company elected to no longer market the property for sale. Accordingly, the Company no longer classified the property as a discontinued operation within its consolidated statements of operations or its consolidated balance sheets at December 31, 2007. At December 31, 2007, no adjustment of the property’s carrying value has been recorded as the book value of the property held for sale did not exceed its estimated fair value. The Company continues to evaluate the potential impact of the tenant’s bankruptcy on the property’s future operating results and its carrying value.

Investment in Direct Financing Leases

The Company evaluates the leases associated with its real estate properties in accordance with SFAS No. 13, “Accounting for Leases” (“SFAS 13”). For the real estate property leases classified as direct financing leases, the building portion of the property leases are accounted for as direct financing leases while the land portion of these leases are accounted for as operating leases. For the direct financing leases, we record an asset (net investment) representing the aggregate future minimum lease payments, estimated residual value of the leased property and deferred incremental direct costs less unearned income. Income is recognized over the life of the lease to approximate a level rate of return on the net investment. Residual values, which are reviewed quarterly, represent the estimated amount we expect to receive at lease termination from the disposition of leased property. Actual residual values realized could differ from these estimates. Write-downs of estimated residual value are recognized as permanent impairments in the current period.

Investment in Mortgage Notes Receivable

Mortgage notes receivable consist of loans acquired by the Company, which are secured by real estate properties. Mortgage notes receivable are recorded at stated principal amounts net of any discount or premium or deferred loan origination costs or fees. The related discounts or premiums on mortgage notes receivable purchased are amortized or accreted over the life of the related mortgage receivable. The Company defers certain loan origination and commitment fees, net of certain origination costs, and amortizes them as an adjustment of the mortgage notes receivable’s yield over the term of the related mortgage receivable. The Company evaluates the collectibility of both interest and principal on each mortgage note receivable to determine whether it is collectible. A mortgage note receivable is considered to be impaired, when based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. When a mortgage note receivable is considered to be impaired, the amount of loss is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the mortgage note receivable’s effective interest rate or to the value of the underlying collateral if the mortgage note receivable is collateralized. Interest income on performing mortgage note receivable is accrued as earned. Interest income on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

impaired mortgage notes receivable is recognized on a cash basis. No impairment losses were recorded related to mortgage notes receivable for either of the years ended December 31, 2007 and 2006.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturities when purchased of three months or less to be cash equivalents.

Restricted Cash and Escrowed Investor Proceeds

The Company is currently engaged in a public offering of its common stock. Included in restricted cash is escrowed investor proceeds of approximately $12.7 million and approximately $5.7 million of offering proceeds for which shares of common stock had not been issued as of December 31, 2007 and 2006, respectively. Restricted cash also includes approximately $728,000 and $0 as of December 31, 2007 and 2006, which is restricted to fund capital expenditures for the Company’s real estate investment properties.

Rents and Tenant Receivables

Rents and tenant receivables primarily includes amounts to be collected in future periods related to the recognition of rental income on a straight-line basis over the lease term and cost recoveries from tenants. See “Revenue Recognition” below. The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company’s reported net income is directly affected by management’s estimate of the collectability of accounts receivable. The Company records allowances for those balances that the Company deems to be uncollectible, including any amounts relating to straight-line rent receivables.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets includes expenses incurred as of the balance sheet date that relate to future periods and will be expensed or reclassified to another account during the period to which the costs relate. Any amounts with no future economic benefit are charged to earnings when identified.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized on a straight-line basis over the term of the related financing arrangement. Amortization of deferred financing costs for the years ended December 31, 2007, 2006 and 2005, was approximately $1.9 million, approximately $548,000 and approximately $18,000, respectively, and was recorded in interest expense in the consolidated statements of operations.

Revenue Recognition

Upon the acquisition of real estate, certain properties have leases where minimum rent payments increase during the term of the lease. The Company records rental revenue for the full term of each lease on a straight-line basis. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. The Company defers the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Expected reimbursements from tenants for recoverable real estate taxes and operating expenses are included in tenant reimbursement income in the period the related costs are incurred.

Income Taxes

The Company is taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. The Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, and so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Concentration of Credit Risk

As of December 31, 2007, the Company had cash on deposit in three financial institutions, which was approximately $43.3 million, approximately $12.6 million and approximately $33,000, respectively, in excess of federally insured levels; however, the Company has not experienced any losses in such account. The Company limits investment of cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on cash.

As of December 31, 2007, no single tenant accounted for more than 10% of the Company’s gross annualized base rental revenues. Tenants in the drugstore, specialty retail, and sporting goods industries comprise approximately 15%, approximately 14%, and approximately 11%, respectively, of the Company’s gross annualized base rental revenues for the year ended December 31, 2007. As of December 31, 2006, no single tenant accounted for more than 10% of the Company’s gross annualized base rental revenues. Tenants in the drugstore, specialty retail and automotive supply industries comprise approximately 25%, approximately 12% and approximately 11%, respectively, of the Company’s gross annualized base rental revenues for the year ended December 31, 2006. Additionally, the Company has certain geographic concentration in our property holdings. In particular, as of December 31, 2007, 37 of the Company’s properties were located in Texas and 15 of the Company’s properties were located in Illinois, accounting for approximately 16% and approximately 13% of Company’s 2007 gross annualized base rental revenues, respectively. As of December 31, 2006, nine of the Company’s properties were located in Texas and five of the Company’s properties were located in Kansas, accounting for approximately 11% and approximately 9% of the Company’s 2006 gross annualized base rental revenues, respectively.

Offering and Related Costs

Cole Advisors II funds all of the organization and offering costs on the Company’s behalf and is reimbursed for such costs up to 1.5% of gross proceeds from the Offerings, excluding selling commissions and the dealer-manager fee. As of December 31, 2007 and 2006, Cole Advisors II had incurred organization and offering costs of approximately $4.6 million and approximately $3.8 million, respectively, on behalf of the Company, of which, all were reimbursable by the Company. The offering costs, which include items such as legal and accounting fees, marketing, and promotional printing costs, are recorded as a reduction of capital in excess of par value along with sales commissions and dealer manager fees of 7% and 2%, respectively. Organization costs are expensed as incurred. No organization costs were expensed during the year ended December 31, 2007 and approximately $57,000 of organization costs was expensed during the year ended December 31, 2006.

Due to Affiliates

As of December 31, 2007, the amount due to affiliates primarily consisted of approximately $743,000 due to Cole Realty Advisors for acquisition fees incurred, approximately $350,000 due to Cole Advisors II for finance coordination fees incurred, and approximately $383,000 due to Cole Advisors II for offering costs incurred. As of December 31, 2006, due to affiliates consisted of approximately $47,000 due to Cole Advisors II for reimbursement of organization and offering costs and approximately $20,000 due to an affiliate of Cole Advisors II for reimbursement of certain loan costs.

Stockholders’ Equity

As of each of December 31, 2007 and 2006 the Company was authorized to issue 240,000,000 shares of common stock and 10,000,000 shares of preferred stock. All shares of such stock have a par value of $.01 per share. The Company’s board of directors may authorize additional shares of capital stock and amend its terms without obtaining stockholder approval.

The par value of investor proceeds raised from the Offerings is classified as common stock, with the remainder allocated to capital in excess of par value. The Company’s share redemption program provides that all redemptions during any calendar year, including those upon death or qualifying disability, are limited to those that can be funded with proceeds raised from the DRIP. In accordance with Accounting Series Release No. 268,“Presentation in Financial Statements of Redeemable Preferred Stock,” the Company accounts for the proceeds received from its DRIP outside of permanent equity for future redemption of shares. During the years ended December 31, 2007 and 2006, proceeds of approximately $20.3 million and approximately $3.5 million were received from the DRIP, respectively, were recorded as redeemable common stock in the respective consolidated balance sheets. As of December 31, 2007, the Company had redeemed 226,944 shares under its share redemption program. As of December 31, 2006, the Company had redeemed no shares under its share redemption program.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Earnings Per Share

Earnings per share are calculated based on the weighted average number of common shares outstanding during each period. Diluted income per share considers the effect of all potentially dilutive share equivalents, including outstanding employee stock options. See Note 13.

Stock Options

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options related to the 2004 Independent Directors Stock Option Plan (“IDSOP”) (see Note 1374), based on estimated fair values. The Company adopted SFAS 123R using the modified prospective application. Accordingly, prior period amounts were not restated. As of December 31, 2007, there were 30,000 stock options outstanding under the IDSOP at a weighted average exercise price of $9.13 per share. As of December 31, 2006, there were 20,000 stock options outstanding under the IDSOP at a weighted average exercise price of $9.15 per share

Reportable Segments

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” which establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments. The Company determined that it has two operating segments, (i) commercial properties and (ii) mortgage notes receivable. Commercial properties consist of activities related to investing in real estate including retail, office, and distribution properties. The Company’s commercial properties generate rental revenue and other income through the leasing of the properties, which comprised 98.7%, 100% and 100% of the Company’s total consolidated revenues the years ended December 31, 2007, 2006 and 2005, respectively. Although the Company’s commercial properties are geographically diversified throughout the United States, management evaluates operating performance on an individual property level, therefore the Company’s properties have been aggregated into one reportable segment. In addition, the Company has not presented separate financial information for the investment in mortgages receivable because its results of operations are not material to the Company’s consolidated financial statements as a whole. For the year ended December 31, 2007, the interest income from investment in mortgage notes receivable accounted for 1.2% of the consolidated revenue. For the year ended December 31, 2007, net income from investment in mortgage notes receivable accounted for 3.8% of consolidated net income. Mortgage notes receivable, net of related notes payable accounted for less than 1% of consolidated assets as of December 31, 2007. There were no mortgages receivable, or related interest income, recorded during the year ended December 31, 2006.

Interest

Interest is charged to interest expense as it accrues. No interest costs were capitalized during the years ended December 31, 2007 and 2006.

Distributions Payable and Distribution Policy

In order to maintain its status as a REIT, the Company is required to make distributions each taxable year equal to at least 90% of its REIT taxable income excluding capital gains. To the extent funds are available, the Company intends to pay regular quarterly distributions to stockholders. Distributions are paid to those stockholders who are stockholders of record as of applicable record dates.

During January 2008, our board of directors declared a daily distribution of $0.00191781 per share for stockholders of record as of the close of business on each day of the period commencing on January 1, 2008 and ending on March 31, 2008. The monthly distributions were calculated to be equivalent to an annualized distribution of seven percent (7.0%) per share, assuming a purchase price of $10.00 per share. As of December 31, 2007, the Company had distributions payable of approximately $5.4 million. The distributions were paid in January 2007, of which approximately $3.0 million was reinvested in shares through our distribution reinvestment program.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48,“Accounting for Uncertainty in Income Taxes, an interpretation of SFAS  No.109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109,“Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 became effective for the Company on January 1, 2007 and its adoption did not have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157,“Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. During February 2008, the FASB issued a Staff Position that will (i) partially defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities and (ii) remove certain leasing transactions from the scope of SFAS No. 157. The Company has not determined what impact, if any, the adoption of SFAS No. 157 will have on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159,“The Fair Value Option for Financial Assets and Financial Liabilities”( “SFAS No. 159”). SFAS No. 159 allows entities to choose to measure eligible financial instruments at fair value with changes in fair value recognized in earnings of each subsequent reporting date. The fair value election is available for most financial assets and liabilities on an instrument-by-instrument basis and is to be elected on the date of the financial instrument is initially recognized. SFAS 159 is effective for all entities as of the beginning of a reporting entity’s first fiscal year that begins after November 15, 2007 (with earlier application permitted under certain circumstances). The Company did not choose to take the fair value election allowed by the standard.

In June 2007, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide for Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies (the “Guide”). Entities that are within the scope of the Guide are required, among other things, to carry their investments at fair value, with changes in fair value include in earnings. In October 2007, the FASB indefinitely deferred the provisions of SOP 07-1.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB 51”(“SFAS No. 160”). This statement amends ARB 51 and revises accounting and reporting requirements for noncontrolling interest (formerly minority interest) in a subsidiary and for the deconsolidation of a subsidiary. Upon its adoption, January 1, 2009 for the Company, noncontrolling interest will be classified as equity, and income attributed to the noncontrolling interest will be included in the Company’s income. The provisions of this standard are applied retrospectively upon adoption. The Company is currently evaluating the impact of adopting SFAS No. 160 on the consolidated financial statements; however, the Company does not expect it to have a material impact on the consolidated results.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) clarifies and amends the accounting guidance for how an acquirer in a business combination recognizes and measurers the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree. The provisions of SFAS No. 141(R) are effective for the Company for any business combinations occurring on or after January 1, 2009. The Company has not determined what impact, if any, the adoption of SFAS No. 141 (R) will have on its consolidated financial statements.

NOTE 3 — INVESTMENT IN DIRECT FINANCING LEASES

The Company evaluates the leases associated with its real estate properties in accordance with SFAS 13. For the real estate property leases classified as direct financing leases, the building portion of the property leases are accounted for as direct financing leases while the land portion of these leases are accounted for as operating leases. For the direct financing leases, we record an asset (net investment) representing the aggregate future minimum lease payments, estimated residual value of the leased property and deferred incremental direct costs less unearned income. Income is recognized over the life of the lease to approximate a level rate of return on the net investment. Residual values, which are reviewed quarterly, represent the estimated amount we expect to receive at lease termination from the disposition of leased property. Actual residual values realized could differ from these estimates. Write-downs of estimated residual value are recognized as permanent impairments in the current period. There were no write-downs recognized during the years ended December 31, 2007 and 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The components of investment in direct financing leases as of December 31, 2007 and 2006 were as follows:

	December 31,
	2007	2006
Minimum lease payments receivable	$26,862,088	$—
Estimated residual value of leased assets	29,695,737	—
Deferred incremental direct costs	—	—
Unearned income	(17,297,642)	—
Total	$39,260,183	$—

A summary of minimum lease future rentals, exclusive of any renewals, under the non-cancelable direct financing leases in existence at December 31, 2007 is as follows:

Amount
Year ending December 31:
2008	$2,814,172
2009	2,821,326
2010	2,847,953
2011	2,885,052
2012	2,936,275
Thereafter	12,557,310
Total	$26,862,088

NOTE 4 — REAL ESTATE ACQUISITIONS

During the year ended December 31, 2007, the Company acquired a 100% interest in 242 commercial properties for an aggregate purchase price of approximately $1.3 billion, including acquisition costs of approximately $32.5 million. The Company financed the acquisitions through the issuance and assumption of approximately $820.0 million of mortgage loans generally secured by the individual properties. The Company allocated the purchase price of these properties, including aggregate acquisition costs, to the fair value of the assets acquired and liabilities assumed. The Company allocated approximately $306.7 million to land, approximately $848.2 million to building and improvements, approximately $158.6 million to acquired in-place leases, approximately $39.5 million to investment in direct financing leases, approximately $79.4 million to acquired below-market leases and approximately $31.8 million to acquired above-market leases during the year ended December 31, 2007. Additionally, during the year ended December 31, 2007 the Company capitalized approximately $232,000 of expenditures relating to building and improvements, which will be depreciated over the estimated useful life of each asset.

During the year ended December 31, 2006, the Company acquired a 100% interest in 77 commercial properties for an aggregate purchase price of approximately $358.8 million, including acquisition costs of approximately $7.9 million. The Company financed the acquisitions through the issuance and assumption of approximately $213.2 million of mortgage loans generally secured by the individual properties. The Company allocated the purchase price of these properties, including aggregate acquisition costs, to the fair value of the assets acquired and liabilities assumed. The Company allocated approximately $85.7 million to land, approximately $229.5 million to building and improvements, approximately $46.3 million to acquired in-place leases, approximately $2.7 million to acquired below-market leases and approximately $42.6 million related to debt assumed on properties acquired during the year ended December 31, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 5 — INTANGIBLE LEASE ASSETS

Identified intangible lease assets consisted of the following:

	December 31,
	2007	2006
Acquired in place leases, net of accumulated amortization of $11,737,401 and $2,142,845 at December 31, 2007 and 2006, respectively (with a weighted average life of 185 and 159 months for in-place leases, respectively).	$196,320,176	$51,939,520
Acquired above market leases, net of accumulated amortization of $1,188,267 and $108,327 at December 31, 2007 and 2006, respectively (with a weighted average life of 183 and 162 months for acquired above market leases, respectively).	32,470,792	2,629,503
	$228,790,968	$54,569,023

Amortization expense recorded on the identified intangible assets, for each of fiscal years ended December 31, 2007, 2006 and 2005, was approximately $11.0 million, approximately $2.2 million, and approximately $72,000, respectively.

Estimated amortization expense of the respective intangible lease assets as of December 31, 2007 for each of the five succeeding fiscal years is as follows:

	Amount
Year	Lease In-Place	Above Market Lease
2008	$16,624,480	$2,589,037
2009	$16,139,689	$2,544,663
2010	$15,573,587	$2,464,677
2011	$15,325,819	$2,427,407
2012	$15,087,176	$2,404,833

NOTE 6 – MORTGAGE NOTES RECEIVABLE ACQUISITIONS

During the year ended December 31, 2007, the Company acquired a portfolio of 23 mortgage notes receivable with an aggregate face value of approximately $45.0 million, which are secured by 23 restaurant properties, and a portfolio of 46 mortgage notes receivable with an aggregate face amount of approximately $33.3 million secured by 20 restaurant properties and 26 retail properties (collectively, the “Mortgage Notes”). The receivable balance of approximately $87.1 million as of December 31, 2007 consists of the face value of the notes of approximately $78.3 million, an approximately $6.9 million premium, and approximately $1.9 million of acquisition costs, net of accumulated amortization of approximately $79,000. The premium and acquisition costs will be amortized over the terms of the respective mortgage notes using the effective interest rate method.  The Mortgage Notes mature on various dates from August 1, 2020 to January 1, 2021. Interest and principal is due each month at interest rates ranging from 8.60% to 10.47% per annum.

NOTE 7 — MORTGAGE NOTES PAYABLE

As of December 31, 2007, the Company had 171 mortgage notes payable totaling approximately $1.1 billion. As of December 31, 2007, the Company had 166 mortgage notes payable totaling approximately $940.9 million, in connection with real estate assets, with interest rates ranging from 5.15% to 6.88% with a weighted average interest rate of approximately 5.85% (the “Fixed Rate Debt”). The Fixed Rate Debt matures on various dates from July 2008 through October 2018. Each of the mortgage notes are secured by the respective property. The mortgage notes are generally non-recourse to the Company and Cole Op II, but both are liable for customary non-recourse carveouts.

As of December 31, 2007, the Company had approximately $43.5 million outstanding under three revolving lines of credit. During the year ended December 31, 2007, the Company borrowed an aggregate of approximately $72.2 million and subsequently repaid approximately $28.7 million on the revolving lines of credit to partially fund certain of the real estate acquisitions described in Note 4. The revolving lines of credit bear interest at variable rates equal to the one-month LIBOR plus 150 to 200 basis points and mature on various dates from January 2008 to September 2008. As of December 31, 2007, no amounts were available under the three revolving lines of credit. The Company repaid approximately $22.2 million on two revolving lines of credit in January 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

As of December 31, 2007, the Company had approximately $71.3 million of short-term variable rate debt, which bears interest at variable rates equal to the one-month LIBOR rate plus 200 to 275 basis points. Approximately $36.3 million was secured by certain real estate properties and approximately $35.0 million was secured by certain mortgage notes receivable. Both notes matured and were repaid in March 2008.

On March 2, 2007, the Company repaid a fixed rate mortgage note of approximately $5.2 million that was due on October 1, 2016. As a result, approximately $113,000 of unamortized deferred financing costs was expensed and included in interest expense in the consolidated financial statements for year ended December 31, 2007.

As of December 31, 2006, the Company had 71 mortgage notes payable totaling approximately $218.3 million, of which approximately $215.6 million was fixed rate debt with interest rates ranging from 5.15% to 6.31% with a weighted average interest rate of approximately 5.72%. The Company also had approximately $2.7 million of short-term variable rate debt outstanding at December 31, 2006.

Generally, the Fixed Rate Debt may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the maturity date, and (ii) partial prepayments resulting from the application of insurance or condemnation proceeds to reduce the outstanding principal balance of the mortgage notes. Notwithstanding the prepayment limitations, the Company may sell the properties to a buyer that assumes the respective mortgage loan. The transfer would be subject to the conditions set forth in the individual property’s mortgage note document, including without limitation, the lender’s approval of the proposed buyer and the payment of the lender’s fees, costs and expenses associated with the sale of the property and the assumption of the loan.

In the event that a mortgage note is not paid off on the respective maturity date, most mortgage note includes hyperamortization provisions. The interest rate during the hyperamortization period shall be the fixed interest rate as stated on the respective mortgage note agreement plus two percent (2.0%). The individual mortgage note maturity date, under the hyperamortization provisions, will be extended by twenty (20) years. During such period, the lender will apply 100% of the rents collected to (i) all payments for escrow or reserve accounts, (ii) payment of interest at the original fixed interest rate, (iii) payments for the replacement reserve account, (iv) any other amounts due in accordance with the mortgage note agreement other than any additional interest expense, (v) any operating expenses of the property pursuant to an approved annual budget, (vi) any extraordinary expenses, (vii) payments to be applied to the reduction of the principal balance of the mortgage note, and (viii) any additional interest expense, which is not paid will be added to the principal balance of the mortgage note.

The following table summarizes the scheduled aggregate principal repayments for the five years subsequent to December 31, 2007:

Principal
For the year ending December 31:	Repayments
2008	$125,297,353
2009	1,069,917
2010	17,808,720
2011	40,261,492
2012	45,286,607
Thereafter	825,957,449
Total	$1,055,681,538

The variable rate mortgages approximate fair market value. The fair value of our fixed rate mortgage notes payable at December 31, 2007 approximates $1.0 billion.

Related party notes

On February 10, 2006, Cole OP II borrowed approximately $4.7 million from Series B, LLC (“Series B”), an affiliate of the Company and the Company’s advisor, by executing a promissory note which was secured by membership interest held by Cole OP II in a wholly-owned subsidiary. The loan proceeds were used to acquire a property with a purchase price of approximately $5.9 million, exclusive of closing costs. The loan had a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments, and the outstanding principal and accrued and unpaid interest was payable in full on December 31,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2006. The loan was generally non-recourse to Cole OP II and could be prepaid at any time without penalty or premium. The Company’s board of directors, including all of the independent directors, approved the loan and determined that its terms were no less favorable to the Company than loans between unaffiliated third parties under the same circumstances. Cole OP II repaid the note in full in May 2006.

On February 6, 2006, Cole OP II borrowed approximately $2.3 million from Series C by executing a promissory note which was secured by membership interest held by Cole OP II in a wholly-owned subsidiary. The loan proceeds were used to acquire a property with a purchase price of approximately $18.5 million, exclusive of closing costs. The loan had a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments, and the outstanding principal and accrued and unpaid interest was payable in full on December 31, 2006. The loan was generally non recourse to Cole OP II and could be prepaid at any time without penalty or premium. The Company’s board of directors, including all of the independent directors, approved the loan and determined that its terms were no less favorable to the Company than loans between unaffiliated third parties under the same circumstances. Cole OP II repaid the note in full in April 2006.

On December 15, 2005, Cole OP II borrowed approximately $2.5 million and approximately $2.0 million from Series C, LLC (“Series C”), which is an affiliate of the Company and the Company’s advisor, by executing two promissory notes which were secured by membership interests held by Cole OP II in two wholly-owned subsidiaries. Each of the loans had a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments, and the outstanding principal and accrued and unpaid interest payable in full on June 30, 2006. Each of the loans was generally non recourse to Cole OP II and could be prepaid at any time without penalty or premium. The Company’s board of directors, including a majority of its independent directors, approved the loans and determined that the terms of the loans were no less favorable to the Company than loans between unaffiliated third parties under the same circumstances. Cole OP II repaid the notes in full in April 2006.

During the year ended December 31, 2007, no interest expense was incurred for related party transactions. During the years ended December 31, 2006 and 2005 Cole OP II incurred approximately $210,000 and approximately $13,000, respectively, in interest expense to affiliates under the aforementioned loans.

NOTE 8 — INTANGIBLE LEASE LIABILITY

Identified intangible liability relating to the real estate acquisitions discussed in Note 4 consisted of the following:

	December 31,
	2007	2006
Acquired below–market leases, net of accumulated amortization of $2,083,475 and $96,484 at December 31, 2007 and 2006, respectively (with a weighted average life of 199 and 144 months, respectively).	$80,031,916	$2,649,374

Amortization income recorded on the identified intangible liability, for each of fiscal years ended December 31, 2007, 2006 and 2005 was $2.0 million, $96,000 and $52, respectively.

Estimated amortization income of the respective intangible lease liability as of December 31, 2007 for each of the five succeeding fiscal years is as follows:

Year	Amount Below Market Lease
2008	$5,897,599
2009	$5,835,949
2010	$5,681,524
2011	$5,584,089
2012	$5,499,927

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 9 – EXTENDED RATE LOCK AGREEMENTS

The Company entered into Extended Rate Lock Agreements with Bear Stearns Commercial Mortgage, Inc. (“Bear Stearns”), JP Morgan Chase Bank, N.A. (“JP Morgan”), Wachovia Bank, and Wells Fargo Bank, N.A. (“Wells Fargo”) (the "Rate Locks") to lock interest rates ranging from 5.49% to 6.69% for up to approximately $647.8 million in borrowings. Under the terms of Rate Locks, the Company made rate lock deposits totaling approximately $12.4 million to Bear Stearns, JP Morgan, Wachovia and Wells Fargo. As of December 31, 2007, the Company had no available borrowings under the Rate Locks and no rate lock deposits outstanding.

The Company had approximately $3.9 million in rate lock deposits outstanding at December 31, 2006, which are reflected as Mortgage Loan Deposits and recorded in “Prepaid Expenses, Mortgage Loan Deposits, and Other Assets” on the Company’s consolidated balance sheet and statement of cash flows.

The rate lock deposits are refundable to the Company on an allocable basis with respect to any loans funded under the agreements. The Rate Locks expire 60 days from execution. The agreements may be extended by intervals of 30 days, up to 180 days, for a rate lock fee of 0.25% of the loan amount or, at the Company’s election, by converting the fee into interest rate spread.Either party may terminate the agreement upon notice to the other party at any time prior to the determination of the rate and the rate locked amount in accordance with the terms of the agreement. In the event the Company wishes to terminate and cancel a Rate Locks agreement, subsequent to the determination of the rate and the rate locked amount, and the Company has satisfied all of the obligations set forth in the agreement, including the payment of any and all hedge breakage costs, and Bear Stearns, JP Morgan, or Wachovia (the “Lenders”) has realized a net gain on any hedges entered into by the Lenders relating to the Rate Lock, then Lenders will remit one-half of such net gain to the Company. The Company will be liable to the Lenders for 100% of any net hedge break loss incurred by the Lenders on terminated rate locks. Wells Fargo will retain the rate lock deposit as consideration for locking the rate on terminated rate locks.

On August 10, 2007, the Company terminated its rate lock agreement with Bear Stearns, which fixed interest rates for the remaining unallocated borrowings of up to approximately $275.8 million. As a result, approximately $5.7 million in rate lock deposits was refunded to the Company. In accordance with the terms of the rate lock agreements, the Company earned a rate lock breakage gain of approximately $2.2 million. In addition, the Company expensed previously deferred financing costs of approximately $1.7 million relating to the remaining unallocated borrowings. The net gain of approximately $478,000 is included in interest and other income on the condensed consolidated statements of operations.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material pending legal proceedings known to be contemplated against us.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may be potentially liable for costs and damages related to environmental matters. During the year ended December 31, 2007, the Company acquired certain properties which are subject to environmental remediation. In each case, the seller, the tenant and/or another third party has been identified as the responsible party for environmental remediation costs related to the property. Additionally, in connection with the purchase of certain of the properties, the respective sellers and/or tenants have indemnified the Company against future remediation costs. The Company does not believe that the environmental matters identified at such properties will have a material adverse effect on its consolidated results of operations, nor is it aware of any environmental matters at other properties which it believes will have a material adverse effect on its consolidated results of operations.

NOTE 11— RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

Certain affiliates of the Company receive, and will continue to receive fees and compensation in connection with the Offerings, and the acquisition, management and sale of the assets of the Company. Cole Capital receives, and will continue to receive, a selling commission of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Cole Capital reallows, and intends to continue to reallow 100% of commissions earned to participating broker-dealers. In addition, Cole Capital will receive up to 1.5% of gross proceeds from the Offerings, excluding selling commissions and the dealer manager fee. Cole Capital, in its sole discretion, may reallow all or a portion of its dealer-manager fee to such participating broker-dealers as a marketing

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

and due diligence expense reimbursement, based on such factors as the volume of shares sold by such participating broker-dealers and marketing support incurred as compared to those of other participating broker-dealers. No selling commissions or dealer-manager fees are paid to Cole Capital in respect to shares sold under the DRIP. During the years ended December 31, 2007, 2006 and 2005, the Company paid approximately $53.3 million, approximately $23.3 million and approximately $2.4 million to Cole Capital for commissions and dealer manager fees, of which approximately $45.4 million, approximately $20.0 million and approximately $2.0 million was reallowed to participating broker-dealers.

All organization and offering expenses associated with the sale of the Company’s common stock (excluding selling commissions and the dealer-manager fee) are paid for by Cole Advisors II or its affiliates and are reimbursed by the Company up to 1.5% of gross offering proceeds. Cole Advisors II or its affiliates also receive acquisition and advisory fees of up to 2% of the contract purchase price of each asset for the acquisition, development or construction of real property and will be reimbursed for acquisition costs incurred in the process of acquiring properties, but not to exceed 4.0% of the contract purchase price. The Company expects the acquisition expenses to be approximately 0.5% of the purchase price of each property. During the years ended December 31, 2007, 2006 and 2005, the Company reimbursed the Advisor approximately $4.6 million, approximately $3.4 million and approximately $421,000, respectively, for organizational and offering expenses in the Offerings, of which $0, approximately $57,000 and approximately $2,000, respectively, was expensed as organization costs. During the years ended December 31, 2007, 2006 and 2005, the Company paid Cole Realty Advisors approximately $26.9 million, approximately $5.8 million and approximately $1.7 million, respectively, for acquisition fees.

If Cole Advisors II provides services, as determined by the independent directors, in connection with the origination or refinancing of any debt financing obtained by the Company that is used to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay Cole Advisors II or its affiliates a financing coordination fee equal to 1% of the amount available under such financing; provided however, that Cole Advisors II or its affiliates shall not be entitled to a financing coordination fee in connection with the refinancing of any loan secured by any particular property that was previously subject to a refinancing in which Cole Advisors II or its affiliates received such a fee. Financing coordination fees payable from loan proceeds from permanent financing will be paid to Cole Advisors II or its affiliates as the Company acquires such permanent financing. However, no acquisition fees will be paid on loan proceeds from any line of credit until such time as all net offering proceeds have been invested by the Company. During the years ended December 31, 2007, 2006 and 2005, the Company paid Cole Advisors II or its affiliates approximately $8.0 million, approximately $1.8 million and approximately $320,000, respectively, for finance coordination fees.

The Company pays, and expects to continue to pay, Cole Realty Advisors, its affiliated property manager, fees for the management and leasing of the Company’s properties. Such fees currently equal, and are expected to continue to equal (i) 2.0% of gross revenues from its single tenant properties and (ii) 4.0% of gross revenues from its multi-tenant properties, plus leasing commissions at prevailing market rates; provided however, that the aggregate of all property management and leasing fees paid to affiliates plus all payments to third parties will not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location. Cole Realty Advisors may subcontract its duties for a fee that may be less than the fee provided for in the property management agreement. During the years ended December 31, 2007, 2006 and 2005, the Company paid Cole Realty Advisors approximately $1.6 million, approximately $350,000 and approximately $14,000, respectively, for property management fees.

The Company pays Cole Advisors II an annualized asset management fee of 0.25% of the aggregate asset value of the Company’s assets (the “Asset Management Fee”). The fee is payable monthly in an amount equal to 0.02083% of aggregate asset value as of the last day of the immediately preceding month. During the years ended December 31, 2007, 2006 and 2005, the Company paid asset management fees to Cole Advisors II of approximately $2.6 million, approximately $587,000 and approximately $25,000, respectively.

If Cole Advisors II or its affiliates provides a substantial amount of services, as determined by the Company’s independent directors, in connection with the sale of one or more properties, the Company will pay Cole Advisors II up to one-half of the brokerage commission paid, but in no event to exceed an amount equal to 2% of the sales price of each property sold. In no event will the combined real estate commission paid to Cole Advisors II, its affiliates and unaffiliated third parties exceed 6% of the contract sales price. In addition, after investors have received a return of their net capital contributions and an 8% annual cumulative, non-compounded return, then Cole Advisors II is entitled to receive 10% of the remaining net sale proceeds. During the years ended December 31, 2007, 2006 and 2005, the Company did not pay any fees or amounts to Cole Advisors II relating to the sale of properties.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Upon listing of the Company’s common stock on a national securities exchange, a fee equal to 10% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing, exceeds the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate an 8% annual cumulative, non-compounded return to investors will be paid to Cole Advisors II (the “Subordinated Incentive Listing Fee”).

Upon termination of the advisory agreement with Cole Advisors II, other than termination by the Company because of a material breach of the advisory agreement by Cole Advisors II, a performance fee of 10% of the amount, if any, by which (i) the appraised asset value at the time of such termination plus total distributions paid to stockholders through the termination date exceeds (ii) the aggregate capital contribution contributed by investors less distributions from sale proceeds plus payment to investors of an 8% annual, cumulative, non-compounded return on capital. No subordinated performance fee will be paid if the Company has already paid or become obligated to pay Cole Advisors II a Subordinated Incentive Listing Fee.

The Company will reimburse Cole Advisors II for all expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which it’s operating expenses (including the Asset Management Fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets, or (ii) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse for personnel costs in connection with services for which Cole Advisors II receives acquisition fees or real estate commissions. During the year ended December 31, 2007, the Company reimbursed approximately $672,000 to Cole Advisors II. During the years ended December 31, 2006, and 2005, the Company did not reimburse Cole Advisors II for any such costs.

On February 10, 2006, Cole OP II borrowed approximately $4.7 million from Series B, an affiliate of the Company and the Company’s advisor, by executing a promissory note which was secured by the membership interest held by Cole OP II in a wholly-owned subsidiary. The loan proceeds were used to acquire a property with a purchase price of approximately $5.9 million, exclusive of closing costs. The loan had a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments, and the outstanding principal and accrued and unpaid interest was payable in full on December 31, 2006. The loan was generally non-recourse to Cole OP II and could be prepaid at any time without penalty or premium. The Company’s board of directors, including all of the independent directors, approved the loan and determined that its terms were no less favorable to the Company than loans between unaffiliated third parties under the same circumstances. Cole OP II repaid the note in full in May 2006.

On February 6, 2006, Cole OP II borrowed approximately $2.3 million from Series C, an affiliate of the Company and the Company’s advisor, by executing a promissory note which was secured by the membership interest held by Cole OP II in a wholly-owned subsidiary. The loan proceeds were used to acquire a property with a purchase price of approximately $18.5 million, exclusive of closing costs. The loan had a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments, and the outstanding principal and accrued and unpaid interest was payable in full on December 31, 2006. The loan was generally non recourse to Cole OP II and could be prepaid at any time without penalty or premium. The Company’s board of directors, including all of the independent directors, approved the loan and determined that its terms were no less favorable to the Company than loans between unaffiliated third parties under the same circumstances. Cole OP II repaid the note in full in April 2006.

On December 15, 2005, Cole OP II borrowed approximately $2.5 million and approximately $2.0 million from Series C by executing two promissory notes which are secured by the membership interests held by Cole OP II in two wholly-owned subsidiaries, respectively. Each of the loans has a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments, and the outstanding principal and accrued and unpaid interest payable in full on June 30, 2006. Each of the loans is generally non recourse to Cole OP II and may be prepaid at any time without penalty or premium. The Company’s board of directors, including a majority of its independent directors, approved the loans and determined that the terms of the loans are no less favorable to the Company than loans between unaffiliated third parties under the same circumstances. Cole OP II repaid the notes in full in April 2006.

Cole OP II incurred no interest expense to affiliates during the year ended December 31, 2007. During the years ended December 31, 2006 and 2005 Cole OP II incurred approximately $210,000 and approximately $13,000, respectively, in interest expense to affiliates under the aforementioned loans.

During the year ended December 31, 2007, Cole OP II acquired no properties from affiliates of the Company or the Company’s advisor. During the year ended December 31, 2006, Cole OP II acquired the following properties from various affiliates of the Company and the Company’s advisor. The acquisitions were funded by net proceeds from the Company’s Offering and the assumption of loans secured by the respective properties.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Property Description	Acquisition Date	Location	Seller	Purchase Price		Loan Assumed
Wawa — convenience store	March 29, 2006	Hockessin, DE	Series A, LLC	$ 4,830,000	(1)	$ 2,598,068
Wawa —convenience store	March 29, 2006	Manahawkin, NJ	Series A, LLC	4,414,000	(1)	2,374,301
Wawa — convenience store	March 29, 2006	Narberth, PA	Series A, LLC	4,206,000	(1)	2,262,417
Conns — appliance retailer	May 26, 2006	San Antonio, TX	Series D, LLC	4,624,619	(2)	3,580,000
Rite Aid — drugstore	May 26, 2006	Defiance, OH	Cole Acquisitions I, LLC	4,326,165	(2)	2,321,000
CVS — drugstore	May 26, 2006	Madison, MS	Cole Acquisitions I, LLC	4,463,088	(2)	2,809,000
CVS — drugstore	June 28, 2006	Portsmouth, OH	Cole Acquisitions I, LLC	2,101,708	(2)	1,753,000
CVS — drugstore	July 7, 2006	Okeechobee, FL	Cole Acquisitions I, LLC	6,459,262	(2)	4,076,000
Office Depot — office supply	July 7, 2006	Dayton, OH	Cole Acquisitions I, LLC	3,416,526	(2)	2,130,000
Advance Auto — specialty retailer	July 12, 2006	Holland, MI	Cole Acquisitions I, LLC	2,071,843	(2)	1,193,000
Advance Auto — specialty retailer	July 12, 2006	Holland Township, MI	Cole Acquisitions I, LLC	2,137,244	(2)	1,231,000
Advance Auto — specialty retailer	July 12, 2006	Zeeland, MI	Cole Acquisitions I, LLC	1,840,715	(2)	1,057,000
CVS — drugstore	July 12, 2006	Orlando, FL	Series D, LLC	4,956,763	(2)	3,016,000
Office Depot — office supply	July 12, 2006	Greenville, MS	Cole Acquisitions I, LLC	3,491,470	(2)	2,192,000
Office Depot — office supply	July 19, 2006	Warrensburg, MO	Series D, LLC	2,880,552	(2)	1,810,000
CVS — drugstore	August 10, 2006	Gulfport, MS	Cole Acquisitions I, LLC	4,414,117	(2)	2,611,000
				$ 60,634,072		$ 37,013,786

(1) The Company’s board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to the Company, at a price in excess of the cost to Series A, LLC, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did exceed its current fair market value as determined by an independent expert selected by the Company’s independent directors.

(2) The Company’s board of directors, including all of the independent directors, approved the transactions above as being fair and reasonable to the Company, at a price no greater than the cost to the affiliated entity, and at a cost that did not exceed its current fair market value as determined by an independent expert.

NOTE 12 — ECONOMIC DEPENDENCY

Under various agreements, the Company has engaged or will engage Cole Advisors II and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Cole Advisors II and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

NOTE 13 — INDEPENDENT DIRECTOR’S STOCK OPTION PLAN

The Company has a stock option plan, the IDSOP, which authorizes the grant of non-qualified stock options to the Company’s independent directors, subject to the absolute discretion of the board of directors and the applicable limitations of the plan. The Company intends to grant options under the IDSOP to each qualifying director annually. The exercise price for the options granted under the IDSOP initially will be $9.15 per share. The options contractual life will be ten years from date of grant. It is intended that the exercise price for future options granted under the IDSOP will be at least 100% of the fair market value of the Company’s common stock as of the date the option is granted. The exercise price for the options granted under the IDSOP was $9.15 per share for 2005 and 2006 and $9.10 per share for 2007. As of December 31, 2007 and 2006, the Company had granted options to purchase 30,000, and 20,000 shares, respectively. The 10,000 options granted during the year ended December 31, 2007 have a vesting period of approximately nine months. The remaining 20,000 options have a one year vesting period. A total of 1,000,000 shares have been authorized and reserved for issuance under the IDSOP. On January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options related to the IDSOP, based on estimated fair values. The Company adopted SFAS 123R using the modified prospective application. Accordingly, prior period amounts were not restated.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

During the year ended December 31, 2007, the Company recorded stock-based compensation charges of approximately $25,000. During the year ended December 31, 2006, the adoption of SFAS 123R resulted in stock-based compensation charges of approximately $54,000. Stock-based compensation expense recognized in the years ended December 31, 2007 and 2006 was based on awards ultimately expected to vest, and has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company’s calculations do not assume any forfeitures.

A summary of the Company’s stock option activity under its Independent Director Plan during the years ended December 31, 2007 and 2006 is as follows:

	Number	Weighted Average Exercise Price	Exercisable
Outstanding at December 31, 2005	10,000	$9.15	—
Granted in 2006	10,000	$9.15
Outstanding at December 31, 2006	20,000	$9.15	10,000
Granted in 2007	10,000	$9.10
Outstanding at December 31, 2007	30,000	$9.13	20,000

As of December 31, 2007 and 2006, options to purchase 10,000 shares were unvested with a weighted average contractual remaining life of approximately 8.4 and approximately 9.3 years, respectively.

The weighted average fair value of options granted were $0.70 in 2007 and $5.55 in 2006. As of December 31, 2007 the number of options that were currently vested and expected to become vested was 30,000 shares which had an intrinsic value of $26,000.

In accordance with SFAS 123R, the fair value of each stock option granted was estimated as of the date of the grant using the Black-Scholes method based on the following assumptions: a weighted average risk-free interest rate from 4.69% to 5.07%, a projected future dividend yield from 6.25% to 7.00%, expected volatility from 0% to 15.35%, and an expected life of an option of 10 years. Based on these assumptions, the fair value of the options granted during the years ended December 31, 2007 and 2006 were approximately $7,000 and $55,000, respectively. As of December 31, 2007, there was approximately $4,000 of total unrecognized compensation cost related to unvested share-based compensation awards granted under the IDSOP. That cost is expected to be recognized during 2008.

NOTE 14 — STOCKHOLDERS EQUITY

Distribution Reinvestment Plan

The Company maintains a distribution reinvestment plan that allows common stockholders (the “Stockholders”) to elect to have the distributions the Stockholders receive reinvested in additional shares of the Company’s common stock. The purchase price per share under the distribution reinvestment plan will be the higher of 95% of the fair market value per share as determined by the Company’s board of directors and $9.50 per share. No sales commissions or dealer manager fees will be paid on shares sold under the distribution reinvestment plan. The Company may terminate or amend the distribution reinvestment plan at the Company’s discretion at any time upon ten days prior written notice to the Stockholders. Additionally, the Company will be required to discontinue sales of shares under the distribution reinvestment plan on the earlier of May 11, 2009, which is two years from the effective date of the Follow-on Offering, unless the Follow-on Offering is extended, or the date the Company sells 25,000,000 shares under the Follow-on Offering, unless the Company files a new registration statement with the Securities and Exchange Commission and applicable states. During the years ended December 31, 2007 and 2006, approximately 2.1 million and approximately 371,000 shares were purchased under the distribution reinvestment plan, for approximately $20.3 million and approximately $3.5 million, respectively, which were recorded as redeemable common stock on the consolidated balance sheets.

Share Redemption Program

The Company’s share redemption program permits its stockholders to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

There are several restrictions on the stockholder’s ability to sell their shares to the Company under the program. The stockholders generally have to hold their shares for one year before selling the shares to the Company under the plan; however, the Company may waive the one-year holding period in the event of the death or bankruptcy of a Stockholder. In addition, the Company will limit the number of shares redeemed pursuant to the Company’s share redemption program as follows: (1) during any calendar year, the Company will not redeem in excess of 3.0% of the weighted average number of shares outstanding during the prior calendar year; and (2) funding for the redemption of shares will be limited to the amount of net proceeds the Company receives from the sale of shares under the Company’s distribution reinvestment plan. These limits may prevent the Company from accommodating all requests made in any year. During the term of the Offering, and subject to certain provisions the redemption price per share will depend on the length of time the stockholder has held such shares as follows: after one year from the purchase date — 92.5% of the amount the stockholder paid for each share; after two years from the purchase date — 95.0% of the amount the stockholder paid for each share; after three years from the purchase date — 97.5% of the amount the stockholder paid for each share; and after four years from the purchase date — 100.0% of the amount the stockholder paid for each share.

Upon receipt of a request for redemption, the Company will conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. Repurchases will be made quarterly. If funds are not available to redeem all requested redemptions at the end of each quarter, the shares will be purchased on a pro rata basis and the unfulfilled requests will be held until the next quarter, unless withdrawn. The Company’s board of directors may amend, suspend or terminate the share redemption program at any time upon 30 days prior written notice to the stockholders. The Company redeemed approximately 227,000 shares under the share redemption program during the year ended December 31, 2007 for approximately $2.2 million. No shares were redeemed under the share redemption program during the year ended December 31, 2006.

NOTE 15 — INCOME TAXES

For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. The following table represents the character of distributions to stockholder for the years ended December 31, 2007, 2006 and 2005.

Character of Distributions:	2007	2006	2005
Ordinary income	41%	42%	0%
Return of capital	59%	58%	0%
Total	100%	100%	0%

At December 31, 2007, 2006 and 2005, the tax basis carrying value of the Company’s total assets was approximately $1.7 billion, approximately $500.5 million and approximately $98.8 million, respectively. During the years ended December 31, 2007, 2006 and 2005, the Company had state income taxes of approximately $158,000, approximately $24,000 and approximately $3,000, respectively, which were recorded in general and administrative expenses in the consolidated statements of operations.

NOTE 16 — OPERATING LEASES

The Company’s operating leases’ terms and expirations vary. The leases frequently have provisions to extend the lease agreement and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants.

The future minimum rental income from the Company’s investment in real estate assets under non-cancelable operating leases, at December 31, 2007, is as follows:

Amount
Year ending December 31:
2008	$113,711,614
2009	113,905,344
2010	112,407,413
2011	111,406,202
2012	110,264,602
Thereafter	962,046,560
Total	$1,523,741,735

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 17 — QUARTERLY RESULTS (Unaudited)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2007, 2006 and 2005. The Company believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with GAAP, the selected quarterly information.

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$12,597,351	$18,821,384	$26,538,544	$31,884,871
Operating income	6,442,770	4,068,448	13,512,244	17,274,145
Net income (loss)	1,684,727	(3,366,779)	2,997,849	3,164,220
Basic and diluted net income (loss) per share	0.05	(0.06)	0.04	0.04
Dividends per share	$0.16	$0.16	$0.18	$0.18

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$2,571,786	$3,715,493	$5,392,741	$7,839,487
Operating income	1,262,699	1,779,812	2,748,315	3,952,804
Net income (loss)	(182,588)	(181,847)	548,942	1,161,489
Basic and diluted net income (loss) per share	(0.04)	(0.02)	0.04	0.12
Dividends per share	$0.15	$0.15	$0.16	$0.16

	2005(1)
	Third Quarter	Fourth Quarter
Revenues	$2,761	$738,908
Operating income (loss)	(27,679)	352,917
Net loss	(29,543)	(85,048)
Basic and diluted net loss per share (2)	(0.46)	(0.05)
Dividends per share	$—	$0.15

(1)	No quarterly financial information is presented for the first two quarters of 2005 as the Company was a development stage company during those quarters and had no operations.

(2)

The total of the two quarterly amounts for the year ended December 31, 2005, does not equal the total for the year then ended. This difference results from the increase in shares outstanding over the year.

NOTE 18 — SUBSEQUENT EVENTS

Sale of Shares of Common Stock

As of March 24, 2008, the Company had raised approximately $1.1 billion of gross proceeds through the issuance of approximately 114.4 million shares of its common stock in its offerings (including shares sold under the DRIP). As of March 24, 2008, approximately $679.8 million (68.0 million shares) remained available for sale to the public in the Follow-on Offering, exclusive of shares available under the DRIP. As of March 24, 2008, 59.6 million shares had been sold in the Follow-on Offering (including shares sold under the DRIP).

Property Acquisitions

Subsequent to December 31, 2007, the Company acquired a 100% interest in 44 commercial properties for an aggregate purchase price of approximately $266.3 million, excluding closing costs. The Company financed the acquisitions through the issuance and assumption of approximately $144.9 million of mortgage loans generally secured by the individual property on which each loan was made. The Company allocated the purchase price of these properties, including aggregate acquisitions costs, to the fair market value of the assets acquired and liabilities assumed.

COLE CREDIT PROPERTY TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Mortgage Notes Payable

Subsequent to December 31, 2007, the Company obtained six mortgage notes payable in connection with the real estate acquisitions described above, totaling approximately $144.9 million. The Company obtained $20.9 million of fixed rate debt which bears interest at rates ranging from 5.593% to 5.900% and a weighted average interest rate of 5.815% (the “Fixed Rate Debt”). The Fixed Rate Debt matures on various dates during 2016. The Company obtained $124.0 million of variable rate debt which bears interest at rates ranging from one-month LIBOR plus 1.5% to 2.0% (the “Variable Rate Debt”). The Variable Rate Debt matures on various dates during 2009. Of the Variable Rate Debt, $16.0 million was borrowed from Series B and $16.0 million was borrowed from Series C, each of which are affiliates of the Company and the Company’s advisor, by executing two promissory notes that were secured by the membership interest held by Cole OP II in certain wholly-owned subsidiaries of Cole OP II.

In addition, subsequent to December 31, 2007, the Company repaid an aggregate of approximately $71.3 million of variable rate debt related to two mortgage notes payable and repaid approximately $22.2 million on two of its revolving lines of credit.

APPENDIX  B

COLE CREDIT PROPERTY TRUST II, INC.	For Prospectus dated May 11, 2007

Subscription Agreement for the Purchase of Common Stock of Cole Credit Property Trust II, Inc.

Please read this Subscription Agreement/Signature Page and the Terms and Conditions before signing.

A  – INVESTMENT

Purchase of Cole Credit Property Trust II, Inc. Shares $ = × $10 Total $ Invested = # of Shares × $10

☐  Initial Subscription (Minimum $2,500)
☐  Additional Subscription (Minimum $1,000)
☐  REGISTERED REPRESENTATIVE PURCHASE
☐  RIA-See Section G
A completed Subscription Agreement is required for
each initial and additional investment.

☐ Check Enclosed for Subscription Amount ☐ Subscription Amount Wired ☐ Check sent separately

B  - TYPE OF OWNERSHIP

NON-CUSTODIAL OWNERSHIP (Make Check Payable To: Wells Fargo Bank N.A., Escrow Agent for Cole Credit Property Trust II, Inc.)

☐ Individual Ownership ☐ Joint Tenants with Right of Survivorship ☐ Community Property ☐ Tenants-in-Common ☐ Other (specify) ☐ Trust (Specify, i.e., Family, Living, Revocable, etc.)	☐ Corporate Ownership ☐ Partnership Ownership ☐ LLC Ownership ☐ TOD (Fill out TOD Form to effect designation) ☐ Other (specify)	☐ Uniform Gifts to Minors Act: State of Custodian for ☐ Pension or Profit Sharing Plan ☐ Taxable ☐ Exempt under §501A ☐ Name of Trustee/Other Administrator
☐ Taxable ☐ Grantor A or B Date Trust Established Name of Trustee/Other
Administrator

CUSTODIAL OWNERSHIP (Make check payable to the custodian listed and send ALL paperwork directly to the custodian.)

☐  Traditional IRA
   ☐  Roth IRA
   ☐  Simplified Employee Pension/Trust (S.E.P.)
   ☐  KEOGH
   ☐  Pension or Profit Sharing Plan
☐  Taxable   ☐  Exempt under §501A
Name of Trustee/Other Administrator

☐  Other (specify)

CUSTODIAN INFORMATION
☐  Sterling Trust Company (set up fee waived and annual fees discounted)
or
☐  Name of Custodian or Trustee    Mailing Address    City                   State          Zip
Investor’s Custodian Account #  ☐   ☐   ☐   ☐   ☐   ☐   ☐   ☐   ☐    ☐   ☐   ☐   ☐   ☐   ☐   ☐   ☐
Custodian Telephone No.  ☐   ☐   ☐  -  ☐   ☐   ☐  -  ☐   ☐   ☐   ☐

C  - SUBSCRIBER INFORMATION

Subscriber Name	☐ Mr.	☐ Mrs.	☐ Ms.
Social Security # or Taxpayer ID # ☐ ☐ ☐ - ☐ ☐ - ☐ ☐ ☐ ☐
Date of Birth/Date of Incorporation ☐ ☐ - ☐ ☐ - ☐ ☐ ☐ ☐
Mailing Address

City	State	Zip
Home Telephone No. ☐ ☐ ☐ - ☐ ☐ ☐ - ☐ ☐ ☐ ☐
Business Telephone No. ☐ ☐ ☐ - ☐ ☐ ☐ - ☐ ☐ ☐ ☐

Co- Subscriber	☐ Mr.	☐ Mrs.	☐ Ms.
Social Security # ☐ ☐ ☐ - ☐ ☐ - ☐ ☐ ☐ ☐(Co-Subscriber)
Date of Birth ☐ ☐ - ☐ ☐ - ☐ ☐ ☐ ☐(Co-Subscriber)
Residence Address (if different from mailing address)

City	State	Zip
E-mail Address

Please Indicate Citizenship Status	☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien ☐ Employee or Affiliate

INTERESTED PARTY (Optional)

If you would like a duplicate copy of all communications the Company sends to you to be sent to an additional party (such as your accountant or financial advisor), please complete the following.

Name of Interested Party Street Address or P.O. Box City State Zip E-mail Address (optional)	Name of Firm Business Telephone No. ☐ ☐ ☐ - ☐ ☐ ☐ - ☐ ☐ ☐ ☐ Facsimile Telephone No. ☐ ☐ ☐ - ☐ o ☐ - ☐ ☐ ☐ ☐

COLE CREDIT PROPERTY TRUST II, INC.	Mail to: Cole Credit Property Trust II, Inc.
© 2007 Cole Companies	c/o Phoenix Transfer, Inc.
2401 Kerner Boulevard, San Rafael, California 94901
Phone 866-341-2653

(CONTINUED ON REVERSE SIDE)

D  — DISTRIBUTION OPTIONS: NON-CUSTODIAL OWNERSHIP ACCOUNTS

☐  Mail to Address of Record

☐	Distribution Reinvestment Program: Subscriber elects to participate in the Distribution Reinvestment Program described in the Prospectus.
☐	Distributions directed to:

☐	Via Mail (complete information below)
☐	Via Electronic Deposit (ACH — complete information below)

☐ Checking ☐ Savings

Name of Bank or Individual

Mailing Address

City	State	Zip

Bank ABA # (for ACH only)

Account # (MUST BE FILLED IN)

  DISTRIBUTION OPTIONS: CUSTODIAL OWNERSHIP ACCOUNTS

☐ Mail to Custodial Account

☐ Distribution Reinvestment Program: Subscriber elects to participate in the Distribution Reinvestment Program described in the Prospectus

I (we) hereby authorize Cole Credit Property Trust II, Inc. (“Company”) to deposit distributions from my (our) interest in stock of the Company into the account at the financial institution as indicated in this Section D. I further authorize the Company to debit this account in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future distributions that I am entitled until the erroneously deposited amounts are recovered by the Company.

This authorization is to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization.

Investor’s Signature

E  — SUBSCRIBER SIGNATURES

I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:			Owner	Joint Owner
a.	I have received the prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described.	a.	Initials	Initials

b.

I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $45,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $45,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $150,000, or that I (we) meet such higher suitability requirements as may be required by my state of residence and set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

		b.	Initials	Initials

c.

For residents of Arizona, California, Michigan, North Carolina or Tennessee only: I have either (i) a net worth of at least $225,000 or (ii) a gross annual income of at least $60,000 and a net worth of at least $60,000.

		c.	Initials	Initials

d.	For residents of Maine only: I have either (i) a net worth of at least $200,000 or (ii) a gross annual income of at least $50,000 and a net worth of at least $50,000.	d.	Initials	Initials

e.

For residents of Kansas only: I have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000. In addition, I acknowledge that it is recommended that I should invest no more than 10% of my liquid net worth in the Shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

		e.	Initials	Initials

f.

For residents of Massachusetts, Ohio or Pennsylvania only: I have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000, and my maximum investment in the Company and its affiliates will not exceed 10% of my net worth.

		f.	Initials	Initials

g.

For residents of Kentucky only: I have either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000 and my investment does not exceed 10% of my liquid net worth.

		g.	Initials	Initials

h.	For residents of Iowa, New Mexico or Washington only: I have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000.	h.	Initials	Initials

i.

I am purchasing the shares for my own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

		i.	Initials	Initials

j.	I acknowledge that the shares are not liquid.	j.	Initials	Initials

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature Page is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS.

Signature of Investor	Signature of Co-Investor, if applicable	Authorized Signature (Custodian or Trustee, if applicable)	Date

F —	BROKER/DEALER and REGISTERED REPRESENTATIVE Broker/Dealer data - To be completed by selling Registered Representative (please use representative’s address — not home office)

☐  Mr.  ☐  Mrs.  ☐  Ms.

Name of Registered Representative

Mailing Address

City	State	Zip

Home Office Mailing Address

City	State	Zip

Broker/Dealer Representative ID #

Registered Representative’s Telephones	-	-

Registered Representative’s E-Mail

Have You Changed Broker/Dealer (since last purchase)?  ☐  Yes  ☐  No

Signature — Registered Representative

Signature — Broker/Dealer (if applicable)

G  — REGISTERED INVESTMENT ADVISOR (RIA)

REGISTERED INVESTMENT ADVISOR (RIA) - NO SALES COMMISSIONS ARE PAID ON THESE ACCOUNTS.

☐

Check only if subscription is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is an NASD licensed Registered Representative affiliated with a broker/dealer, the transaction should be conducted through that broker/dealer, not through the RIA.

ELECTRONIC DELIVERY (OPTIONAL)

Instead of receiving paper copies of this prospectus, our prospectus supplements, annual reports, proxy statements and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Cole Credit Property Trust II, Inc. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify Cole that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that Cole send a paper copy of a particular stockholder communication to me. Cole has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time on-line and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.

Signature	Date	E-mail Address

APPENDIX  C

COLE  CREDIT PROPERTY TRUST II, INC.

Additional Investment Subscription Agreement

This form may be used by any current Investor (the “Investor”) in Cole Credit Property Trust II, Inc. (the “Company”), who desires to purchase additional shares of the Company’s common stock pursuant to the Additional Subscription Agreement and who purchased their shares directly from the Company. Investors who acquired shares other than through use of a Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the Cole Credit Property Trust  II, Inc. Subscription Agreement.

Minimum Additional Investment: $1,000

$
Total $ Invested	Total Shares
Total shares may vary if this is a non-commission sale or if volume discounts apply.

SUBSCRIBER INFORMATION

Subscriber Name ☐ Mr. ☐ Mrs. ☐ Ms.
Social Security # or Taxpayer ID # ☐ ☐ ☐ - ☐ ☐ - ☐ ☐ ☐ ☐

Mailing Address

Home Telephone No. ☐ ☐ ☐ - ☐ ☐ ☐ - ☐ ☐ ☐ ☐

Existing CCPTII Account #

Date of Birth or Date of Incorporation ☐ ☐ - ☐ ☐ - ☐ ☐ ☐ ☐

City	State	ZIP
Business Telephone No. ☐ ☐ ☐ - ☐ ☐ ☐ - ☐ ☐ ☐ ☐

SUBSCRIBER SIGNATURES

I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:			Owner	Joint Owner
a.	I have received the prospectus as supplemented to date relating to the shares, wherein the terms and conditions of the offering of the shares are described.	a.	Initials	Initials

b.

I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $45,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $45,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $150,000, or that I (we) meet such higher suitability requirements as may be required by my state of residence and set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

		b.	Initials	Initials

c.

For residents of Arizona, California, Michigan, North Carolina or Tennessee only: I have either (i) a net worth of at least $225,000 or (ii) a gross annual income of at least $60,000 and a net worth of at least $60,000.

		c.	Initials	Initials

d.	For residents of Maine only: I have either (i) a net worth of at least $200,000 or (ii) a gross annual income of at least $50,000 and a net worth of at least $50,000.	d.	Initials	Initials

e.

For residents of Kansas only: I have (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000. In addition, I acknowledge that it is recommended that I should invest no more than 10% of my liquid net worth in the shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalent and readily marketable securities.

		e.	Initials.	Initials

f.

For residents of Massachusetts, Ohio or Pennsylvania only: I have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000, and my maximum investment in the Company and its affiliates will not exceed 10% of my net worth.

		f.	Initials	Initials

g.

For residents of Kentucky only: I have either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000 and, unless I originally purchased shares in the Company’s initial public offering, my investment does not exceed 10% of my liquid net worth.

		g.	Initials	Initials

h.	For residents of Iowa, New Mexico or Washington only: I have either (i) a net worth of at least $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000.	h.	Initials	Initials

i.

I am purchasing the shares for my own account or I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Additional Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

		i.	Initials	Initials

j.	I acknowledge that the shares are not liquid.	j.	Initials	Initials

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS.

Signature of Investor	Signature of Co-Investor, if applicable	Authorized Signature (Custodian or Trustee, if applicable)	Date

COLE CREDIT PROPERTY TRUST II, INC.	Mail to: Cole Credit Property Trust II, Inc. c/o Phoenix Transfer, Inc. 2401 Kerner Boulevard • San Rafael, CA 94901 Phone: 866-341-2653

C-1